EXHIBIT 2.1
_________________________________________________________________
_________________________________________________________________




                       ________________________

                       ASSET PURCHASE AGREEMENT
                       ________________________



                             by and among

                         HEINER'S BAKERY, INC.

                                and

                           EEE REALTY, INC.

                             as Sellers

                                and

         WEST VIRGINIA BAKERY ACQUISITION COMPANY, INC.

                             as Buyer



                    DATED AS OF OCTOBER 6, 1996



_________________________________________________________________
_________________________________________________________________

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                           TABLE OF CONTENTS

                                                       Page

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . .  1
     "Assets". . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Assigned Contracts". . . . . . . . . . . . . . . . . . .  2
     "Assumed Liabilities. . . . . . . . . . . . . . . . . . .  2
     "Authorizations . . . . . . . . . . . . . . . . . . . . .  2
     "Buyer Group" . . . . . . . . . . . . . . . . . . . . . .  3
     "Buyer's Accountants" . . . . . . . . . . . . . . . . . .  3
     "Buyer's Documents" . . . . . . . . . . . . . . . . . . .  3
     "Closing. . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Closing Accounts Receivable" . . . . . . . . . . . . . .  3
     "Closing Balance Sheet" . . . . . . . . . . . . . . . . .  3
     "Closing Consideration" . . . . . . . . . . . . . . . . .  3
     "Closing Date . . . . . . . . . . . . . . . . . . . . . .  3
     "Code . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "EBITDA". . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Environmental Condition" . . . . . . . . . . . . . . . .  4
     "Environmental Laws and Regulations . . . . . . . . . . .  4
     "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . .  4
     "Escrow Account". . . . . . . . . . . . . . . . . . . . .  4
     "Escrow Agent". . . . . . . . . . . . . . . . . . . . . .  4
     "Escrow Agreement". . . . . . . . . . . . . . . . . . . .  5
     "Excluded Assets. . . . . . . . . . . . . . . . . . . . .  5
     "Excluded Liabilities". . . . . . . . . . . . . . . . . .  5
     "Financial Statements". . . . . . . . . . . . . . . . . .  5
     "GAAP". . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "H-S-R Act. . . . . . . . . . . . . . . . . . . . . . . .  5
     "Hazardous Materials. . . . . . . . . . . . . . . . . . .  5
     "Increased Taxes" . . . . . . . . . . . . . . . . . . . .  5
     "Indemnifiable Claim. . . . . . . . . . . . . . . . . . .  5
     "Indemnifiable Loss . . . . . . . . . . . . . . . . . . .  5
     "Intellectual Property. . . . . . . . . . . . . . . . . .  6
     "Interim Statements . . . . . . . . . . . . . . . . . . .  6
     "Inventory. . . . . . . . . . . . . . . . . . . . . . . .  6
     "Liens" . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Litigation". . . . . . . . . . . . . . . . . . . . . . .  6
     "1995 Statements. . . . . . . . . . . . . . . . . . . . .  6
     "Natural Gas Well . . . . . . . . . . . . . . . . . . . .  6
     "Net Working Capital" . . . . . . . . . . . . . . . . . .  6
     "Neutral Auditors". . . . . . . . . . . . . . . . . . . .  6
     "Other Incremental Costs" . . . . . . . . . . . . . . . .  6
     "PBGC". . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Permitted Encumbrances". . . . . . . . . . . . . . . . .  6
     "Person". . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Purchase Price". . . . . . . . . . . . . . . . . . . . .  6
     "Real Property. . . . . . . . . . . . . . . . . . . . . .  6
     "Sellers' Accountants". . . . . . . . . . . . . . . . . .  7
     "Sellers' Documents . . . . . . . . . . . . . . . . . . .  7
     "Sellers' Tax Group". . . . . . . . . . . . . . . . . . .  7
     "Taxes" . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Tax Returns" . . . . . . . . . . . . . . . . . . . . . .  7

                                   (i)

ARTICLE II - PURCHASE AND SALE . . . . . . . . . . . . . . . .  7
     2.1     Agreement to Sell . . . . . . . . . . . . . . . .  7
     2.2     Agreement to Purchase . . . . . . . . . . . . . .  7
     2.3     Purchase Price. . . . . . . . . . . . . . . . . .  7
     2.4     Payment of Purchase Price . . . . . . . . . . . .  8
     2.5     Closing Balance Sheet Purchase Price Adjustment .  9
     2.6     Escrow Account. . . . . . . . . . . . . . . . . . 11
     2.7     Assumption of Liabilities . . . . . . . . . . . . 11
     2.8     Employees . . . . . . . . . . . . . . . . . . . . 12
     2.9     Employee Compensation and Benefits. . . . . . . . 13

ARTICLE III - CLOSING, ITEMS TO BE DELIVERED,
   AND FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . 13
     3.1     Closing . . . . . . . . . . . . . . . . . . . . . 13
     3.2     Conveyances at Closing. . . . . . . . . . . . . . 14
     3.3     Payment of Purchase Price . . . . . . . . . . . . 14
     3.4     Further Assurances. . . . . . . . . . . . . . . . 14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . 15
     4.1     Corporate Existence . . . . . . . . . . . . . . . 15
     4.2     Corporate Power; Authorization; Enforceable
               Obligations . . . . . . . . . . . . . . . . . . 15
     4.3     Title and Condition of Assets; Property Used
               But Not Owned . . . . . . . . . . . . . . . . . 15
     4.4     No Interest in Other Entities . . . . . . . . . . 15
     4.5     No Conflicting Agreements or Orders; Required
               Consents or Filings. . .  . . . . . . . . . . . 15
     4.6     No Third Party Options. . . . . . . . . . . . . . 16
     4.7     Financial Statements. . . . . . . . . . . . . . . 16
     4.8     Accounts Receivable . . . . . . . . . . . . . . . 17
     4.9     Inventory . . . . . . . . . . . . . . . . . . . . 17
     4.10    Absence of Undisclosed Liabilities. . . . . . . . 17
     4.11    Employees; Employment Agreements; Compensation. . 17
     4.12    Leases. . . . . . . . . . . . . . . . . . . . . . 18
     4.13    Material Contracts. . . . . . . . . . . . . . . . 18
     4.14    Restrictive Documents . . . . . . . . . . . . . . 19
     4.15    Litigation. . . . . . . . . . . . . . . . . . . . 19
     4.16    Labor Relations . . . . . . . . . . . . . . . . . 19
     4.17    Tax Matters . . . . . . . . . . . . . . . . . . . 20
     4.18    Insurance . . . . . . . . . . . . . . . . . . . . 21
     4.19    Compliance. . . . . . . . . . . . . . . . . . . . 21
     4.20    Documents . . . . . . . . . . . . . . . . . . . . 21
     4.21    Employee Benefit Plans. . . . . . . . . . . . . . 22
     4.22    Intellectual Property . . . . . . . . . . . . . . 26
     4.23    Environmental . . . . . . . . . . . . . . . . . . 26
     4.24    Interests in Clients, Suppliers, etc. . . . . . . 28
     4.25    Fixed Assets. . . . . . . . . . . . . . . . . . . 28
     4.26    No Changes. . . . . . . . . . . . . . . . . . . . 28
     4.27    Absence of Certain Business Practices . . . . . . 29
     4.28    No Misrepresentation. . . . . . . . . . . . . . . 29
     4.29    Receipt of Notices. . . . . . . . . . . . . . . . 30
     4.30    Assets. . . . . . . . . . . . . . . . . . . . . . 30
     4.31    Conditions Affecting Sellers. . . . . . . . . . . 30

                                   (ii)

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     4.32    Customers . . . . . . . . . . . . . . . . . . . . 30
     4.33    Real Property . . . . . . . . . . . . . . . . . . 30
     4.34    Warranties. . . . . . . . . . . . . . . . . . . . 32
     4.35    Prepaid Expenses and Deposits . . . . . . . . . . 32
     4.36    Natural Gas Well. . . . . . . . . . . . . . . . . 32

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . 32
     5.1     Existence . . . . . . . . . . . . . . . . . . . . 32
     5.2     Corporate Power and Authorization . . . . . . . . 32
     5.3     Validity of Contemplated Transactions . . . . . . 33

ARTICLE VI - SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS
               AND INDEMNIFICATIONS. . . . . . . . . . . . . . 33

ARTICLE VII - COVENANTS OF THE PARTIES . . . . . . . . . . . . 34
     7.1     Reasonable Access . . . . . . . . . . . . . . . . 34
     7.2     Conduct of Business . . . . . . . . . . . . . . . 35
     7.3     Litigation. . . . . . . . . . . . . . . . . . . . 37
     7.4     Publicity . . . . . . . . . . . . . . . . . . . . 37
     7.5     Access to Records After Closing . . . . . . . . . 38
     7.6     Litigation Cooperation. . . . . . . . . . . . . . 38
     7.7     Transfer Taxes. . . . . . . . . . . . . . . . . . 38
     7.8     Expenses of Sale. . . . . . . . . . . . . . . . . 38
     7.9     H-S-R Act Notification. . . . . . . . . . . . . . 38
     7.10    Insurance Claims. . . . . . . . . . . . . . . . . 39
     7.11    Insurance . . . . . . . . . . . . . . . . . . . . 39
     7.12    Acquisition Structure . . . . . . . . . . . . . . 40
     7.13    Amend and Update Schedules. . . . . . . . . . . . 41
     7.14    Consents and Conditions Precedent . . . . . . . . 41
     7.15    Tax Returns and Audits. . . . . . . . . . . . . . 42
     7.16    Post-Closing Prorations and Adjustments . . . . . 43
     7.17    Return of Sellers' Information from Other Bidders 43
     7.18    Real Property Not Owned by EEE. . . . . . . . . . 44
     7.19    Real Property Documents . . . . . . . . . . . . . 44
     7.20    Sellers' Environmental Actions. . . . . . . . . . 44
     7.21    Certain Employees of Sellers. . . . . . . . . . . 44
     7.22    Sellers' Designee . . . . . . . . . . . . . . . . 44
     7.23    Tax Clearance Certificates. . . . . . . . . . . . 44
     7.24    Maintenance of Assets . . . . . . . . . . . . . . 44

ARTICLE VIII - CONDITIONS PRECEDENT TO THE CLOSING . . . . . . 45
     8.1     Conditions Precedent to Buyer's Obligations . . . 45
     8.2     Conditions Precedent to Sellers' Obligations. . . 49

ARTICLE IX - INDEMNIFICATION OF BUYER. . . . . . . . . . . . . 50
     9.1     Breach of Representation, Warranty, Covenant or
               Agreement . . . . . . . . . . . . . . . . . . . 50
     9.2     Failure to Comply with Bulk Sales Law . . . . . . 50
     9.3     Failure to Discharge Liabilities. . . . . . . . . 51
     9.4     Failure to Satisfy Deferred Compensation
               Arrangements . . . . . . . . . . . . . . . . . .51

                                   (iii)

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     9.5     Indemnification Remedies; Right of Set-Off. . . . 51

ARTICLE X - INDEMNIFICATION OF SELLERS . . . . . . . . . . . . 53
     10.1    Breach of Representation, Warranty, Covenant or
               Agreement . . . . . . . . . . . . . . . . . . . 53
     10.2    Failure to Discharge Liabilities. . . . . . . . . 53
     10.3    Remedies Not Exclusive. . . . . . . . . . . . . . 53

ARTICLE XI - INDEMNIFICATION RIGHTS. . . . . . . . . . . . . . 53

ARTICLE XII - ALLOCATION OF PURCHASE PRICE AND TAX CONVENTION. 54
     12.1     Allocation of Purchase Price . . . . . . . . . . 54
     12.2     Tax Convention . . . . . . . . . . . . . . . . . 54

ARTICLE XIII - MISCELLANEOUS . . . . . . . . . . . . . . . . . 55
     13.1     Termination. . . . . . . . . . . . . . . . . . . 55
     13.2     Brokers' and Finders' Fees . . . . . . . . . . . 56
     13.3     Arbitration. . . . . . . . . . . . . . . . . . . 56
     13.4     Expenses . . . . . . . . . . . . . . . . . . . . 57
     13.5     Entire Agreement; Amendment. . . . . . . . . . . 57
     13.6     Assignment and Binding Effect. . . . . . . . . . 57
     13.7     Waiver . . . . . . . . . . . . . . . . . . . . . 57
     13.8     Notices. . . . . . . . . . . . . . . . . . . . . 57
     13.9     Governing Law. . . . . . . . . . . . . . . . . . 58
     13.10    No Benefit to Others . . . . . . . . . . . . . . 58
     13.11    Incorporation of Schedules . . . . . . . . . . . 58
     13.12    Headings and Gender. . . . . . . . . . . . . . . 58
     13.13    Severability . . . . . . . . . . . . . . . . . . 58
     13.14    Counterparts . . . . . . . . . . . . . . . . . . 59
     13.15    Effective Date . . . . . . . . . . . . . . . . . 59

                                   (iv)

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                                  Schedules


  Schedule No.     Description of Schedule

     1-A           Assigned Contracts
     1-B           Assumed Liabilities
     1-C           Excluded Assets
     1-D           Permitted Encumbrances
     3.2(a)        Bill of Sale and Assignment
     3.2(b)        Warranty Deeds
     3.2(c)        Assignment of Intellectual Property
     3.2(d)        Agreement for Assignment and
                     Assumption of Assumed Liabilities
     4.1           Foreign Jurisdictions Where Qualified
     4.3(a)        Exceptions to Title
     4.3(b)        Property used by Sellers but not owned by
                     Sellers
     4.4           Interest in Other Entities
     4.5           Exceptions to No Conflicting Agreements;
                     Required Consents
     4.7           1995 Statements; Interim Statements;
                     Exceptions to Financial Statements
                     Representations
     4.10          Exceptions to Absence of Undisclosed
                     Liabilities
     4.11(a)       Current Employees Roster
     4.11(b)       Employee Plans and Agreements; Employee
                     Liabilities
     4.12          Real Property and Personal Property Leases
                     and Subleases
     4.13          Material Contracts; Violations
     4.14          Restrictive Documents
     4.15          Litigation Matters
     4.16          Exceptions to Labor Relations Representations
     4.17          Tax Returns Subject to Audit
     4.18          Insurance Policies; Bonds
     4.19(a)       Exceptions to Compliance Representations; List
                     of Authorizations
     4.21(a)       All Employee Benefit Plans
     4.21(b)       All Qualified Plans
     4.21(c)       All Title IV Plans
     4.22(a)       Description of Intellectual Property
     4.22(b)       Exceptions to Intellectual Property
                     Representations
     4.22(c)       Exceptions to No Confidentiality and Non-
                     Disclosure Agreements
     4.23(a)       Environmental Disclosures
     4.23(b)(1)    Exceptions to Environmental Permits
                     Representation
     4.23(b)(2)    List of Environmental Permits
     4.23(b)(3)    Exceptions to Post-Closing Environmental
                     Permits Representation
     4.23(c)       Exceptions to No Environmental Litigation

                                   (iv)

  Schedule No.     Description of Schedule

     4.23(d)       Exceptions to Section 4.23(d) Representations
     4.23(e)       Exceptions to No Asbestos, Etc.
                     Representations
     4.23(f)       Exceptions to No Exposure to Hazardous
                     Material
     4.23(g)       Exceptions to No Environmental Clean-Up Costs
     4.23(h)       Exceptions to Underground Storage Tanks
                     Representations
     4.23(i)       List of Environmental Assessments
     4.24          Exceptions to No Interests in Clients, Etc.
     4.25          Fixed Assets List
     4.26          Exceptions to No Changes Since December 31,
                     1995
     4.27          Certain Business Practices
     4.30          Exceptions to All Necessary Assets
                     Representations
     4.31          Conditions Affecting Sellers
     4.32          List of Customers
     4.33          List of Real Property and Real Property
                     Service, Maintenance, Utility and Management
                     Contracts; Exceptions to Real Property
                     Representations
     4.35          Description of Prepaid Expenses and Deposits
     4.36          Exceptions to Natural Gas Property
                     Representations
     7.2           Employees Receiving 5% Increases
     7.20          Environmental Remedial Actions to be Completed
                     Before Closing Date
     8.1(D)        Sellers' Opinion of Counsel
     8.1(S)        Form of Escrow Agreement
     8.2(D)        Buyer's Opinion of Counsel
     8.2(J)        Form of Earthgrains Guarantee
     12.1          Form of Allocation Agreement

                                   (vi)

                         ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("this Agreement") is made as of October 6, 1996 by and among HEINER'S BAKERY, INC., a West Virginia corporation ("Heiner's") and EEE REALTY, INC., a West Virginia corporation ("EEE") and WEST VIRGINIA BAKERY ACQUISITION COMPANY, INC., a Delaware corporation ("Buyer"). Heiner's and EEE are sometimes individually referred to herein as the "Seller" and sometimes collectively referred to herein as the "Sellers."

                          RECITALS

     A. Heiner's is a baker of bread, roll and bun products for sale at wholesale and retail. EEE owns the real property upon which such business is conducted and leases such property to Heiner's. The respective businesses of Heiner's and EEE are hereinafter sometimes referred to collectively as the "Business."

     B. Sellers desire to sell and Buyer desires to purchase the Assets, as hereinafter defined, and in connection therewith, Buyer will assume certain liabilities, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the agreements and provisions set forth herein, and subject to the conditions herein contained, it is mutually agreed as follows:


                 ARTICLE I - DEFINITIONS

     Wherever used in this Agreement, the following terms shall have the following meanings:

     "Accountants' Resolution Period" is defined in Section
2.4(B).

     "Accounts Receivable" is defined in Section 4.8.

     "Accounts Receivable Schedule" is defined in Section 4.8.

     "Additional Consideration" is defined in Section 2.3(B).

     "Assets" shall mean all assets, properties and rights owned by Sellers and used directly or indirectly in the conduct of, or generated by, the Business, except the Excluded Assets, and include, without limitation, the following:

          (A) all machinery, equipment, motor vehicles, tools, furniture, furnishings, leasehold improvements, office supplies, packaging materials, incidentals and like items used or consumed in the Business and any other tangible personal property;

          (B)     all Inventory;

          (C)     all Real Property;

          (D)     all prepaid expenses, deposits, finance
charges, unbilled costs and fees, and rebates and credits, relating to other Assets described in this Article I;

          (E)     all Closing Accounts Receivable;

          (F)     the Natural Gas Well;

          (G)     all rights in the Assigned Contracts;

          (H) the Intellectual Property and the goodwill symbolized by all tradenames, trademarks, servicemarks and copyrights included in the Intellectual Property;

          (I) all information, files, books, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, regardless of format, relating to the Business, including those relating to the Assets, that will be necessary for the conduct of the Business after the Closing Date;

          (J) the "Heiner's" trademark, company name and any applications therefor, whether appearing alone or with any other name, mark, design, or designation and any related name, mark, design or designation, and the goodwill symbolized by such trademarks and servicemarks associated therewith;

          (K) all claims and rights of Sellers (except for the Excluded Assets) arising out of the Business, including those arising under any policy of insurance with respect to the Assets or the Business, liquidated or unliquidated;

          (L) to the extent not otherwise described above, and except for Excluded Assets, all of Sellers' interest in all tangible or intangible assets owned and used by Sellers in connection with the Business, including without limitation any which have been fully depreciated or written off.

     "Assigned Contracts" shall mean all of Sellers' contracts, leases and other agreements directly relating to the Business and necessary for the conduct of the Business after the Closing Date, all of such contracts, leases and other agreements being listed on Schedule 1-A.

     "Assumed Liabilities" shall mean those liabilities and obligations of Sellers described on Schedule 1-B.

     "Authorizations" shall mean all franchises, licenses, permits, easements, rights, applications, filings, registrations, certificates, bonds, approvals and other authorizations which are in any manner necessary for the conduct of the Business, as now or previously conducted, or for the ownership or use of the Assets.

     "Buyer Group" is defined in ARTICLE IX.

     "Buyer's Accountants" shall mean Buyer's independent certified public accountants, Price Waterhouse LLP.

     "Buyer's Documents" shall refer to all agreements, documents, instruments and certificates required to be delivered by Buyer in accordance with the terms of this Agreement.

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Accounts Receivable" is defined in Section 4.8.

     "Closing Balance Sheet" is defined in Section 2.5.

     "Closing Consideration" is defined in Section 2.3(A).

     "Closing Date" is defined in Section 3.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "EBITDA" shall mean the net book income of the Buyer before interest expense and income and federal and state income taxes determined in accordance with GAAP, as used in the calculation of EBITDA in the 1995 Statements, excluding the effect of the following items:

     1. the gain or loss of any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with the past practice of the Business;

     2. the gain or loss from the exchange of securities, or any increase or reduction in the carrying value of such securities;

     3.     any extraordinary gain or loss;

     4. customary depreciation and amortization, and any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Assets by the Buyer;

     5. any expenses directly or indirectly incurred in connection with the financing of the acquisition of the Assets or any refinancing of such indebtedness;

     6. the effect of valuing inventories on a last-in-first-out basis;

     7. any gain, loss, income or expense resulting from a change in the accounting methods, principles or practices of the

Business or a change in GAAP or any GAAP election or treatment, or any new announcements implemented after December 31, 1995 by any applicable governing body;

     8. intercompany charges between the Buyer and any of its affiliates which have not been approved by Sellers in their reasonable discretion;

     9. any expenses directly or indirectly incurred in connection with the acquisition of the Assets by the Buyer; and

     10. any reserves or adjustments to reserves which are not consistent with the past practices of the Business which conform to GAAP.

     "Environmental Condition" shall mean the presence of any Hazardous Materials on, in, under or emanating from, any property now or in the past owned, leased or utilized by either Seller (except for any property sold by either Seller more than five (5) years prior to the date hereof, or which has not been leased or used by either Seller for more than five (5) years prior to the date hereof) or the violation of any Environmental Laws and Regulations.

     "Environmental Laws and Regulations" shall mean all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any federal, state, foreign and local laws or regulations relating to pollution, nuisance, or the environment including, without limitation, (A) the Federal Clean Air Act, 42 U.S.C. Sections 7401 et seq.; (B) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq.; (C) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1101 et seq.; (D) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; (E) the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; (F) the Solid Waste Disposal Act, 42 8.S.C. Sections 6901 et seq.; (G) the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; (H) laws relating in whole or in part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (I) laws relating in whole or in part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Escrow Account" is defined in Section 2.4(A)(ii).

     "Escrow Agent" shall mean Wachovia Bank, N.A., Charlotte,
North Carolina.

     "Escrow Agreement" shall mean the Escrow Agreement entered into by and among Sellers, Buyer and the Escrow Agent, with respect to the Escrow Account, in the form of Schedule 8.1(S) with only such changes as shall be in form and substance satisfactory to the parties, acting reasonably.

     "Excluded Assets" shall mean (A) the rights which accrue or will accrue to Sellers under this Agreement; and (B) those assets described on Schedule 1-C.

     "Excluded Liabilities" is defined in Section 2.7.

     "Financial Statements" is defined in Section 4.7.

     "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the past practices of the Business, including the Business' principles, policies, practices, procedures, classifications, estimates, methodologies and judgments.

     "H-S-R Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Hazardous Materials" shall mean any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is (A) defined as a "pollutant" pursuant to 33 U.S.C. Sec. 1362(6); (B) defined as a "hazardous waste" pursuant to 42 U.S.C. Sec. 6921; (C) defined as a "regulated substance" pursuant to 42 U.S.C. Sec. 6991; (D) defined as a "hazardous substance" pursuant to 42 U.S.C. Sec. 9601(14); (E) defined as a "pollutant or contaminant" pursuant to 42 U.S.C. Sec. 9601(33);
(F) petroleum; (G) asbestos; or (H) polychlorinated biphenyl.

     "Increased Taxes" is defined in Section 7.12.

     "Indemnifiable Claim" shall mean (i) any claim against a party hereto which, if paid by such party, will constitute an Indemnifiable Loss or (ii) any action, suit or proceeding against a party hereto which, if decided against such party, will constitute an Indemnifiable Loss.

     "Indemnifiable Loss" for Buyer shall mean any loss, liability, damage, cost or expense of any nature whatsoever as a result of a breach of a representation, warranty, covenant or agreement referred to in Section 9.1 or the failure to comply with the bulk transfers provisions of the Uniform Commercial Code as enacted and in force in the State of West Virginia and any other applicable bulk sale or transfer law (collectively, the "Bulk Sales Law") referred to in Section 9.2 or a failure to discharge liabilities referred to in Section 9.3 or a failure to pay the liabilities referred to in Section 9.4. "Indemnifiable Loss" for Seller shall mean any loss, liability, damage, cost or expense of any nature whatsoever as a result of a breach of a representation, warranty, covenant or agreement referred to in Section 10.1 or the failure to discharge liabilities referred to in Section 10.2.

     "Intellectual Property" is defined in Section 4.22.

     "Interim Statements" shall mean the unaudited consolidated balance sheet and income statement of Heiner's and EEE, as of and for the period ending August 10, 1996, and the notes thereto, attached hereto as Schedule 4.7.

     "Inventory" shall mean all items of inventory, goods held for sale, merchandise, finished products, component and raw materials, garage and spare parts and garage supplies, except for scrap food products.

     "Liens" shall mean restrictions on or conditions to transfer or assignment, debts, claims, security interests, liens, encumbrances and other title retention agreements, pledges, assessments, covenants, restrictions, charges, mortgages, conditional sales agreements, options and other title defects of every nature.

     "Litigation" is defined in Section 4.15.

     "1995 Statements" shall mean the unaudited consolidated balance sheet and income statement of Heiner's and EEE, as of and for the fiscal year ending December 31, 1995 and the notes thereto, attached hereto as Schedule 4.7.

     "Natural Gas Well" is defined in Section 4.36.

     "Net Working Capital" is defined in Section 2.5.

     "Neutral Auditors" is defined in Sections 2.4(B) and 2.5.

     "Other Incremental Costs" is defined in Section 7.12.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Encumbrances" shall mean those Liens described on
Schedule 1-D.

     "Person" shall mean an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization, or any other entity.

     "Purchase Price" is defined in Section 2.3.

     "Real Property" shall mean all real property (including, without limitation, all interests in and any rights to real property) and improvements located thereon which are owned, leased or used in the Business by Sellers.

     "Sellers' Accountants" shall mean Sellers' independent certified public accountants, Deloitte & Touche LLP.

     "Sellers' Documents" shall refer to all Schedules hereto and all agreements, documents, instruments and certificates required to be delivered by Sellers in accordance with the terms of this Agreement.

     "Sellers' Tax Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code) that includes the Sellers or any predecessor of either Seller, excluding, however, the shareholders of Sellers.

     "Taxes" shall mean any and all federal, state, foreign or local income, gross receipts, property, sales, use, ad valorem, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties.

     "Tax Returns" shall mean all federal, state, foreign or local tax returns, declarations of estimated tax and tax reports
(including, without limitation, consolidated federal income tax returns of the Sellers' Tax Group).

                  ARTICLE II - PURCHASE AND SALE

     2.1 Agreement to Sell. At the Closing, Sellers shall grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Sellers in and to the Assets, free and clear of all Liens, except with respect to the Assumed Liabilities which Buyer shall assume and pay in accordance with their terms.

     2.2 Agreement to Purchase. At the Closing, Buyer shall purchase the Assets from Sellers, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and indemnifications of Sellers contained herein, in exchange for the Purchase Price. In addition, Buyer shall assume at the Closing and agree to pay, discharge or perform, as appropriate and in the ordinary course, the Assumed Liabilities. Except as and to the extent specifically provided in this Section 2.2, Buyer shall not assume or otherwise be in any respect responsible for any liabilities or obligations whatsoever of the Business or of Sellers.

     2.3 Purchase Price. Subject to adjustment pursuant to Sections 2.5 and 7.16, the Purchase Price for the Assets shall be the sum of the following components:

          (A) consideration to be paid at the Closing in the amount of Thirty Eight Million Five Hundred Thousand Dollars
($38,500,000.00) (the "Closing Consideration"); and

          (B)     additional consideration in an amount equal to
(i) one-hundred percent (100%) of EBITDA of the Buyer which exceeds $7,100,000, up to a maximum of $750,000, and fifty percent (50%) of EBITDA which exceeds $7,850,000, for the twelve-month period immediately following the Closing Date and (ii) one-hundred percent (100%) of EBITDA of the Buyer which exceeds $7,300,000, up to a maximum of $750,000, and fifty percent (50%) of EBITDA which exceeds $8,050,000, for the second twelve-month period immediately following the Closing Date (the "Additional Consideration").

     2.4     Payment of Purchase Price.

          (A) The Closing Consideration shall be paid as follows:

               (i) Thirty-Four Million Seventy Five Thousand Dollars ($34,075,000.00) of the Closing Consideration shall be paid to the Sellers at Closing in cash (in U.S. dollars) by bank wire transfer of immediately available funds to one (1) bank account designated by the Sellers in accordance with instructions given to Buyer at least five (5) business days prior to the Closing; and

               (ii) Four Million Four Hundred Twenty Five Thousand Dollars ($4,425,000.00) (the "Escrowed Funds") of the Closing Consideration shall be deposited at Closing in cash (in U.S. dollars) by bank wire transfer of immediately available funds in an interest-bearing escrow account (the "Escrow Account") with the Escrow Agent, and held therein for a period of up to thirty six (36) months commencing upon the Closing Date, in accordance with Section 2.6 hereof and the Escrow Agreement.

          (B) Within sixty (60) days of the end of each twelve month period specified in Section 2.3(B), Buyer shall deliver to Sellers the computation of the Additional Consideration due for such period, as well as all workpapers generated by Buyer or Buyer's Accountants in computing the Additional Consideration. Such computation will be conclusive and binding on Sellers unless Sellers, within thirty (30) days of their receipt of such computation, deliver a written objection thereto to Buyer. Buyer and Sellers will use their best efforts in good faith to amicably resolve the dispute within ten (10) days of Buyer's receipt of Sellers' objection. If the parties cannot resolve the dispute within such ten (10) day period, Buyer's Accountants and Sellers' Accountants will then, within thirty (30) days of the end of such ten (10) day period (the "Accountants' Resolution Period"), use their best efforts in good faith to amicably resolve the dispute. Any resolution by Buyer's Accountants and Sellers' Accountants as to the dispute shall be conclusive and binding on the parties. The Additional Consideration shall be paid to the Sellers or to the Sellers' designee on behalf of the Sellers within forty-five
(45) days of the completion of the computation for each twelve month period, unless the Sellers have delivered a written objection to Buyer in which event the Additional Consideration shall be paid to Sellers within fifteen (15) days of the final resolution of the dispute. Such payment will be in cash (in U.S. dollars) by bank wire transfer of immediately available funds to one (1) bank account designated by the Sellers or by the Sellers' designee. The parties agree to supply each other with access to any applicable information relating to any such dispute that is reasonably requested by a requesting party, including, without limitation, access to records and accountants' workpapers. If, at the conclusion of the Accountants' Resolution Period, there remain items in dispute, then all disputed items shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Buyer and Sellers within ten (10) days after the expiration of the Accountants' Resolution Period. If Sellers and Buyer are unable to agree on the Neutral Auditors, a "big six" accounting firm will be selected by lot after eliminating one such firm selected by Sellers and one such firm selected by Buyer. If one party hereto fails to make the necessary selection within said ten (10) day period, the other party shall select the Neutral Auditors. The Neutral Auditors shall not represent Buyer, Sellers, or any of their respective affiliates. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer and Sellers. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues in dispute. The Neutral Auditors' determination shall be made within thirty (30) days after their selection; shall be set forth in a written statement delivered to Buyer and Sellers; and shall be final, binding and conclusive.

     2.5     Closing Balance Sheet Purchase Price Adjustment.

          (A) The Sellers agree that the Purchase Price may be adjusted in accordance with this Section 2.5. Within forty-five
(45) days following the Closing Date, Sellers will provide Buyer with their consolidated balance sheet as of the Closing Date, prepared and adjusted on a basis consistent with the Financial Statements (the "Closing Balance Sheet"). Buyer will cause Buyer's Accountants to perform an examination of the Closing Balance Sheet. Sellers will provide Buyer and Buyer's Accountants with access to their books and records and accounting and financial personnel and Seller's Accountants and their workpapers in the course of such examination. Subject to the terms of Section 2.5(B), the Purchase Price will be adjusted on a dollar for dollar basis in recognition of any difference between the Net Working Capital as reflected on the Closing Balance Sheet and the Net Working Capital as reflected on the balance sheet contained in the 1995 Statements. Any adjustment to the Purchase Price pursuant to this Section 2.5 shall bear simple interest beginning on the Closing Date up to but not including the date on which such adjustment is paid at six percent (6%) per annum, based on a 365 day year. If the adjustment results in the Purchase Price being increased, Buyer will pay, within five (5) business days after such adjustment has been finally determined, such additional Purchase Price plus interest to Sellers in cash (in U.S. dollars) by bank wire transfer of immediately available funds to one (1) bank account designated by the Sellers in accordance with instructions given to Buyer. If the adjustment results in the Purchase Price being reduced, Sellers will pay, within five (5) business days after such adjustment has been finally determined, the amount of such reduction plus interest to Buyer in cash (in U.S. dollars), by bank wire transfer of immediately available funds to a bank account designated by Buyer in accordance with instructions given to Sellers. For purposes of this Section 2.5, "Net Working Capital" shall mean the excess of net trade receivables, other receivables, total inventories (net of appropriate, if any, write-downs and write-offs, and slow moving and obsolete items) and total prepaid expenses and deposits over total assumed current liabilities, as those terms are used in the 1995 Statements and the Closing Balance Sheet, excluding Excluded Assets and Excluded Liabilities, or any liabilities for which Buyer may be indemnified or reimbursed under any provision of this Agreement. Buyer agrees that a reduction in the Purchase Price pursuant to this Section 2.5 will not constitute a breach of any representation or warranty contained in this Agreement or the Schedules attached hereto.

          (B) Buyer shall have thirty (30) days after receipt of the Closing Balance Sheet to assert any objection to the Closing Balance Sheet. Buyer and Seller will use their best efforts in good faith to amicably resolve the dispute within fifteen (15) days of Sellers' receipt of Buyer's objections. If the parties cannot resolve the dispute within such fifteen (15) day period, then all disputed items shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Buyer and Sellers within ten (10) days after the expiration of said fifteen (15) day period. If Sellers and Buyer are unable to agree on the Neutral Auditors, a "big six" accounting firm will be selected by lot after eliminating one such firm selected by Sellers and one such firm selected by Buyer. If one party fails to make the necessary selection within said ten (10) day period, the other party shall select the Neutral Auditors. The Neutral Auditors shall not represent Buyer, Sellers, or any of their respective affiliates. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer and Sellers. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues in dispute. The Neutral Auditors' determination shall be made within thirty (30) days after their selection; shall be set forth in a written statement delivered to Buyer and Sellers; and shall be final, binding and conclusive.

          (C)  Notwithstanding any other provision of this
Section 2.5, at any time prior to a final, binding and conclusive determination of an adjustment to the Purchase Price subject to this Section 2.5, the Sellers will have one (1) opportunity to amend the Closing Balance Sheet to reflect any error or omission discovered by Sellers or Sellers' Accountants. Sellers shall promptly notify the Buyer of such error or omission and provide an amended Closing Balance Sheet to the Buyer (but in no event later than such final determination). The provisions of Section 2.5(B) shall apply to the amended Closing Balance Sheet.

     2.6 Escrow Account. The Escrowed Funds will be held pursuant to the Escrow Agreement and will be paid to Sellers and/or Buyer in accordance with the terms of the Escrow
Agreement.

     2.7     Assumption of Liabilities.

          (A) At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the Assumed
Liabilities, in the ordinary course of business and in accordance with the terms of the Assumed Liabilities.

          (B) Except for the Assumed Liabilities, Buyer is not assuming and shall not be obligated to pay any of Sellers' obligations or liabilities (such unassumed obligations and liabilities being referred to herein as the "Excluded Liabilities") including by way of example and not by way of limitation any of the following:

               (i) any promissory notes issued by either Seller, including any notes to any lender or shareholder of a Seller;

               (ii)  any liability or obligation under or in
connection with the Excluded Assets;

               (iii) any liability or obligation arising out of the conduct of the Business prior to the Closing, whether now known or hereafter asserted;

               (iv) any liability or obligation relating to any Environmental Laws and Regulations or any Environmental Condition arising or accruing prior to the Closing;

               (v) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by either Seller, or alleged to have been made by such Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of such Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

               (vi) any Taxes (a) payable with respect to the Business, the Assets, or the properties or operations of Sellers' Tax Group; or (b) incident to, or arising as a consequence of, the negotiation or consummation by Sellers of this Agreement and the transactions contemplated hereby;

               (vii) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of either Seller, whether or not employed by Buyer after the Closing, or under any Employee Benefit Plan or other benefit or compensation arrangement with respect thereto, including any such Plan or arrangement referred to in Section
4.11 or Section 4.21; and

               (viii) any liability or obligation of either Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including the fees and expenses of counsel, accountants and other experts.

     2.8     Employees.

          (A) As of the Closing Date, Buyer shall offer employment, on an at-will basis (except as noted in this Agreement), to all those persons then presently employed by Sellers in the Business (other than those persons then presently on disability leave and not then actively working for Sellers), at the compensation rates, benefit levels and with the duties then in effect (the "Employees"). Each such Employee, whether represented by a labor union or not, who becomes an employee of Buyer shall receive full credit for his or her past service to the Sellers for the following purposes only: (i) vacation benefits; (ii) union seniority, if applicable; (iii) vesting under any defined benefit plan created, sponsored or assumed by Buyer; and (iv) as required by the union contract and union pension plan which are being assumed by Buyer. Past service credit will not be received for any other purposes, including but not limited to, determining benefits under any such defined benefit plan (except for the union pension plan) or severance pay.

          (B) Except with respect to the Assumed Liabilities and the deferred compensation and supplemental retirement income agreements set forth in Schedule 4.11, Sellers shall pay in full to and/or settle with, on or before the Closing Date, each of the Employees who accepts an offer of employment by Buyer in accordance with Section 2.8(A), all salaries, bonuses and other amounts payable to or receivable by the Employees or payable to or receivable by any government agency with respect to workers' compensation or any other similar taxes or benefits, up to and including the Closing Date.

          (C) Until the third anniversary of the Closing Date, neither Seller nor its shareholders will directly or indirectly solicit or offer employment to any of the Employees (i) who is an employee of Buyer at the time of such solicitation or offer, or
(ii) who became an employee of Buyer but terminated such employment without the consent of Buyer within 180 days of such solicitation or offer.

     2.9 Employee Compensation and Benefits. Except with respect to liabilities and obligations to or regarding the Employees who become employees of Buyer during the period from and after the Closing Date, including amounts payable with respect to the termination of their employment by Buyer after the Closing Date (the "Employee Liabilities"), and except for Assumed Liabilities, Buyer shall assume no liability for compensation or benefits accrued and payable to any of Sellers' employees, including the Employees, as of the Closing Date and Sellers shall remain solely responsible for and shall pay (or make provision to pay in a manner satisfactory to Buyer) such compensation and benefits, as well as any related taxes, on or before the Closing Date. Except for Assumed Liabilities, no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by either Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be required hereunder or otherwise to be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. Buyer shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date.


        ARTICLE III - CLOSING, ITEMS TO BE DELIVERED,
                 AND FURTHER ASSURANCES

     3.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., Eastern time on November 15, 1996 at the offices of Jenkins, Fenstermaker, Krieger, Kayes & Agee, 1100 Coal Exchange Building, Fourth Avenue and Eleventh Street, Huntington, West Virginia 25701, or on such other date and/or place as may be mutually agreed upon in writing by Buyer and Sellers (the "Closing Date"), but shall be effective as of the Closing Date, provided all of the conditions precedent set forth in Article VIII have been satisfied or waived. For all purposes, and to the extent permitted by law, the Closing shall be deemed to have been effective as of 6:00 p.m. Eastern time, on the Closing Date.

     3.2 Conveyances at Closing. At the Closing, Sellers will deliver to Buyer full possession of the Assets and such bill(s) of sale, deeds, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, all containing covenants of general warranty, in form and substance satisfactory to Buyer acting reasonably (including, without limitation, a Bill of Sale and Assignment substantially in the form of Schedule 3.2(a), Warranty Deeds substantially in the form of Schedule 3.2(b) and an Assignment of Intellectual Property substantially in the form of Schedule 3.2(c)), as will be required or as may be desirable in the opinion of Buyer's counsel in order to effectively vest in Buyer full, indefeasible, legal, equitable and beneficial title to the Assets with full substitution and subrogation to all rights and actions of warranty, free and clear of all Liens, except for Permitted Encumbrances and the Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge the Assumed Liabilities by delivering to Sellers at the Closing an Agreement for Assignment and Assumption of Assumed Liabilities substantially in the form of Schedule 3.2(d). The parties have agreed to waive any compliance by the Sellers with respect to the Bulk Sales Law, and the Sellers have agreed to indemnify Buyer for the failure to so comply in accordance with Section 9.2.

     3.3 Payment of Purchase Price. In consideration of the sale, transfer, assignment and conveyance of the Assets by Sellers to Buyer, and also in consideration of the representations, warranties, covenants, agreements and indemnities of Sellers contained in this Agreement and in the other agreements and documents contemplated hereby, Buyer will pay, and Sellers will accept, the Purchase Price, subject to adjustment, as provided herein.

     3.4 Further Assurances. From time to time after the Closing, at Buyer's request, Sellers will, without additional consideration, execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

            ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                           OF SELLERS

     The Sellers, jointly and severally, hereby represent and warrant to, and covenant and agree with, Buyer as follows:

     4.1 Corporate Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has all necessary power and authority to own its own assets as now owned and to carry on its business as now being conducted. Each Seller is duly qualified to do business, and is in good standing as a foreign corporation, in those jurisdictions listed on Schedule 4.1. The aforementioned jurisdictions are the only jurisdictions in which the conduct of the Business or the ownership of the Assets requires either Seller to be so qualified.

     4.2 Corporate Power; Authorization; Enforceable Obligations. Each Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and all covenants and agreements referred to in this Agreement. The execution, delivery and performance of this Agreement and all agreements referred to herein by each Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been duly executed and delivered on behalf of Sellers by duly authorized officers or agents of Sellers, and this Agreement constitutes, and the Sellers' Documents when executed and delivered will constitute, the legal, valid and binding obligations of each of the Sellers, enforceable against such party in accordance with their respective terms.

     4.3 Title and Condition of Assets; Property Used But Not Owned. Except as set forth in Schedule 4.3(a), Sellers have good and marketable title to and interest in the Assets which are free and clear of all Liens, except with respect to the Assumed Liabilities and Permitted Encumbrances. All of the items of tangible personal/movable property constituting a part of the Assets are in good and workable condition. Schedule 4.3(b) is a true and complete list of all property used by the Sellers in the Business but not owned by them, and a description of the terms of and compensation for such use. Sellers will take all actions necessary to enable Buyer to use such property in the same manner and under the same arrangements as Sellers.

     4.4 No Interest in Other Entities. Except as otherwise set forth in Schedule 4.4, neither Seller owns or holds, directly or indirectly, either of record, beneficially or equitably, any shares of capital stock of any corporation or any ownership or other investment interest, in any association, partnership, limited liability company, joint venture or other legal entity, other than the Excluded Assets.

     4.5 No Conflicting Agreements or Orders; Required Consents or Filings. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement by Sellers does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (A) any existing law, ordinance, or governmental rule or regulation to which either Seller is subject; (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller;
(C) the articles of incorporation and bylaws of either Seller, or any securities issued by either Seller; or (D) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization or other instrument, document or understanding, oral or written, to which either Seller is a party, by which either Seller may have rights or by which any of the Assets may be bound or affected, or which give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of either Seller thereunder. Except as set forth on Schedule 4.5 and except for compliance with the H-S-R Act, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Sellers.

     4.6 No Third Party Options. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of either Seller's assets, properties or rights which are a part of the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of Inventory.

     4.7 Financial Statements. The 1995 Statements and the Interim Statements (collectively, the "Financial Statements") are attached hereto as Schedule 4.7. The Financial Statements have been prepared and adjusted on a basis consistent with one another. Except as expressly stated on Schedule 4.7, the Financial Statements are, and will continue to be, accurate and complete, and fairly represent and will continue to fairly represent the financial condition of the Sellers and the income, expenses and results of operations of the Sellers, for the time period(s) covered thereby, and do not, and will not, omit to state or reflect any fact concerning the Sellers or the Business required by GAAP to be stated or reflected therein or necessary to make the statements therein not misleading. Except as set forth on Schedule 4.7, the Financial Statements were prepared in accordance with GAAP. Neither Seller has any outstanding or potential unasserted claims, contingent obligations (whether as a guarantor, indemnitor, surety, accommodation party or otherwise), liability for taxes or forward or long-term commitments or obligations relating to the Business or the Assets, except as set forth in the Financial Statements or as set forth in the Schedules to this Agreement. There are no additional, duplicate or other sets of books, financial statements or other documents which more accurately reflect the financial condition or results of operations of the Sellers for the same periods of time covered by the Financial Statements.

     4.8 Accounts Receivable. Sellers have delivered to Buyer a current aged list of unpaid accounts and notes receivable (the "Accounts Receivable") owing to Sellers (the "Accounts Receivable Schedule"), and will deliver to Buyer at Closing, an aged list of accounts receivable (the "Closing Accounts Receivable") owing to Sellers as of the close of business on the preceding business day (the "Closing Accounts Receivable Schedule"), and other information pertaining to the Accounts Receivable as Buyer shall reasonably request. The Accounts Receivable Schedule, the Closing Accounts Receivable Schedule and any such updates thereto or other related information provided to Buyer set forth or will set forth a true and correct list of all Accounts Receivable as of the respective dates thereof. The Accounts Receivable are, and the Closing Accounts Receivable will be, legal, valid and binding claims, arose in the ordinary course of business and are not subject to any defense, counterclaim or right of set off.

     4.9     Inventory.  All Inventory used in the conduct of the
Business: (A) was acquired and has been maintained in the ordinary course of the Business; (B) is of good and merchantable quality; and (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business.

     4.10 Absence of Undisclosed Liabilities. Except as specifically disclosed in Schedule 4.10, neither Seller has any liabilities or obligations with respect to the Business or the Assets, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, which have resulted in or will result in a Lien on any of the Assets or which will interfere with Buyer's use of the Assets following the Closing.

     4.11     Employees; Employment Agreements; Compensation.
Schedule 4.11(a) sets forth a true and complete roster of all current employees, including their titles, date of hire and current base salary or wages. Except as disclosed on Schedule 4.11(b) hereof, neither Seller has entered into, nor has any obligation or liability with respect to, any employment or consulting agreement, executive compensation plan, collective bargaining agreement, deferred compensation agreement, supplemental retirement income agreement, split dollar insurance plan, bonus plan, employee pension plan or retirement plan, employee profit sharing plan, employee stock purchase or stock option plan, severance agreement or any other agreement or arrangement providing for remuneration or benefits to its current employees or their dependents. Except as set forth on Schedule 4.11(b), neither Seller has any liability to any person presently or formerly employed in connection with the operations of its business for any arrears in wages, salaries, deferred compensation, supplemental retirement income, overtime pay, vacation, time off, or pay in lieu of vacation or time off (other than for normal wage accruals with respect to the Sellers' current pay period) or for any other payments or penalties for failure to comply with any statute, law, rule, regulation or agreement relating to or affecting the Business, nor is there any basis known to the Sellers for any such liability. It is understood and agreed that the previous sentence does not apply to any Seller liability which has been finally and fully resolved with no continuing or contingent obligation on the part of such Seller.

     4.12 Leases. Schedule 4.12 attached hereto contains an accurate and complete list and description of the terms of all leases or subleases of real property and personal property to which either Seller is a party (as lessee, sublessee, lessor, or sublessor), excluding (i) any lease or sublease terminable without penalty by such Seller upon no more than thirty (30) days notice and (ii) any lease or sublease wherein the annual payments by either Seller under such lease or sublease is less than $10,000.00, provided that the aggregate annual payments under such excluded leases and subleases are less than $50,000.00.
Each lease or sublease set forth in Schedule 4.12 (or required to be set forth in Schedule 4.12) is in full force and effect; all rents due to date on each such lease or sublease have been paid; in each case, the lessee or sublessee has been in peaceable possession since the commencement of the original term of such lease or sublease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's or sublessee's obligations thereunder has been granted by the lessor or sublessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease or sublease. Neither Seller has violated any of the terms or conditions under any such lease or sublease, and all of the terms, conditions and covenants to be performed by any other party under any such lease or sublease have been fully performed. The property leased or subleased by the Sellers is in adequate operating condition and in a state of maintenance and repair which is adequate and suitable for the purposes for which it is presently being used.

     4.13     Material Contracts.  Except as set forth in
Schedule 4.13 attached hereto, neither Seller has entered into or is bound by (a) any agreement, contract or commitment which involves $50,000.00 or more and is not cancelable without penalty within thirty (30) days, (b) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (c) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person other than a Seller (other than the endorsement of negotiable instruments for collection in the ordinary course of business),
(d) any management service, consulting or any other similar type contract, (e) any agreement, contract or commitment limiting the freedom of either Seller to engage in any line of business or to compete with any Person, or (f) any other agreement, contract or commitment which might reasonably be expected to have an adverse impact on the business or operations of either Seller. Each contract or agreement set forth in Schedule 4.13 (or required to be set forth in Schedule 4.13) and each Assigned Contract is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither Seller has violated any of the terms or conditions of any contract or agreement set forth in Schedule 4.13 or of any Assigned Contract (or required to be set forth in Schedule 4.13) in any respect, and all of the terms, conditions and covenants to be performed by any other party thereto have been fully performed.

     4.14     Restrictive Documents.  Except as set forth in
Schedule 4.14 attached hereto, neither Seller is subject to, or is a party to, any charter, by-law, mortgage, Lien (except the Permitted Encumbrances), lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, oral or written, which adversely affects the business practices, operations or condition of such Seller or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by such Seller with the terms, conditions and provisions hereof or the continued operation of the Business or its Assets after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of such Seller to acquire any property or conduct business in any area.

     4.15 Litigation. Except as set forth in Schedule 4.15, no suit, action, decree, arbitration or legal, administrative or other proceeding, controversy or investigation ("Litigation") is pending or threatened against either Seller or any of its property, assets or rights which might adversely affect the Business or financial or other condition of such Seller or any of the Assets or which would prevent the execution and delivery of this Agreement by the Sellers or prevent consummation of the transactions contemplated by this Agreement. There is no basis known to Sellers for any other such litigation, proceeding, controversy or investigation. Except as set forth in Schedule 4.15, neither Seller is subject to or in default with respect to any order, writ, injunction, judgment or decree of any federal, provincial, state, local or foreign court, department, agency or instrumentality, nor has the time period of such Seller's compliance with respect to any of the same been extended or stayed. Except as set forth in Schedule 4.15, neither Seller is presently a party to any legal action to recover moneys due to, or damages sustained by, such Seller in respect of the business or the assets of such Seller.

     4.16 Labor Relations. Except as set forth in Schedule 4.16, each Seller has complied with all applicable laws, rules and regulations relating to the employment of labor in connection with its business, including those relating to wages (including overtime), benefits (including vacation), hours, employee safety or other conditions of employment and the withholding and payment of taxes. Except as set forth in Schedule 4.16, there are no labor disputes, controversies, grievances, strikes, work slowdowns or stoppages, nor are there any proceedings before any court, governmental agency or arbitrator relating to such matters, including unfair labor practice claims, existing, pending or threatened against either Seller or between either Seller and any of its employees or any union representing or claiming to represent any such employees, nor have any discharges occurred which form the basis for any claim of discrimination against either Seller. Except as set forth in Schedule 4.16, neither Seller is a party to any collective bargaining agreement nor have the Sellers received any notice that any union claims to represent any employees of either Seller.

     4.17     Tax Matters.

          (A) All Tax Returns of the Sellers' Tax Group required to be filed on or before the Closing Date with respect to either Seller or any of its income, properties or operations have been duly filed. All such Tax Returns were correct and complete in all material respects. All Taxes, whether or not shown to be due on such Tax Returns and any assessment received on or before the Closing Date with respect to either Seller have been duly paid or have been provided for in a reserve to be maintained by Sellers which is adequate for the payment of such Taxes. Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on Schedule 4.17, no deficiency for any Taxes with respect to either Seller has ever been proposed, asserted, or assessed. No waivers or extensions of statutes of limitations for any Taxes or Tax Returns have been given or requested.

          (B) There are no Liens on any of the assets of either Seller that have arisen in connection with any failure (or alleged failure) to pay any Taxes (other than for current Taxes not yet due and payable).

          (C) Schedule 4.17 lists those Tax Returns that have been, or currently are, the subject of any audit. Sellers have delivered to Buyer correct and complete copies of all Federal income tax returns of Sellers since 1990.

          (D) No property owned by either Seller (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act in 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code. Neither Seller is a party to any other joint venture, partnership, limited liability company or other contract or arrangement relating to the Business or the Assets that is treated as a partnership for federal income tax purposes.

     4.18 Insurance. Set forth on Schedule 4.18 is a complete list of insurance policies which the Sellers maintain with respect to their business, properties or employees and all outstanding claims thereunder. Sellers have delivered to Buyer a true and complete copy of each such policy, or, if such policy is not available, a summary of the material terms of such policy. Such policies are in full force and effect and there is no event (including the purchase of the Assets hereunder) which, with the giving of notice or the passage of time or both, would constitute a default thereunder. The Sellers are fully and adequately insured with respect to risks normally insured against by companies similarly situated. Since December 31, 1995, there has not been any adverse change in either Seller's relationship with its insurers, or in the premiums payable pursuant to such policies. Set forth on Schedule 4.18 is a true and complete list and description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business, the Assets, the liabilities and the employees of the Sellers.

     4.19 Compliance. Except as set forth in Schedule 4.19(a), each Seller has conducted its business and maintained its properties, and the real and personal property covered by present and past leases and subleases, in compliance with, and is not in violation of, applicable laws, ordinances, rules, regulations and orders of federal, state, local and foreign jurisdictions, governments, regulatory bodies and courts (including, without limitation, any and all applicable building, zoning and licensing laws, ordinances, regulations or orders affecting the location, size and function of the Sellers' assets, all Environmental Laws and Regulations and any and all applicable laws, regulations, orders, decrees or requirements relating to securities, properties, business, products, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety, liability for civil rights and rights of disabled persons). Neither Seller has received any claim or notice that either Seller has not complied in all respects in the operation of its business and related properties with such laws, rules, regulations and orders. Except as set forth on Schedule 4.19(a), each Seller has all Authorizations, licenses, permits and consents required to be obtained from federal, state, local or foreign authorities with respect to the ownership or use of its assets or the operation of its business, a complete list of which is set forth on Schedule 4.19(b).

     4.20 Documents. Within fifteen (15) days of the execution of this Agreement, Sellers have furnished to Buyer and its advisors for their examination copies of all agreements, policies, leases, and other instruments and documents listed on the Schedules attached hereto or subsequently provided pursuant to Section 7.13. Such copies are true and complete and include all amendments, supplements, and modifications thereto or waivers currently in effect thereunder.

     4.21     Employee Benefit Plans.

          (A)     Employee Benefit Plans and Similar
Arrangements.

               (1)     Schedule 4.21(a) lists all employee
benefit plans or arrangements to which either Seller is a party or by which either of them is bound, legally or otherwise, including, without limitation: (i) any profit-sharing, compensation, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, supplemental retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement, arrangement or policy providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance; and
(iii) any other "employee benefit plan" within the meaning of
Section 3(3) of ERISA. (All such plans, agreements, arrangements, perquisites and policies being hereinafter collectively referred to as the "Employee Benefit Plans" and singly an "Employee Benefit Plan".)

               (2)     The Sellers have delivered to the Buyer:
(i) true and complete copies of all documents and summary plan descriptions with respect to the Employee Benefit Plans or summary descriptions of any such plans not otherwise in writing; and (ii) for each such Employee Benefit Plan, if applicable, copies of the Form 5500, if any, filed in the three most recently completed plan years, including, but not limited to, all schedules thereto and financial statements with attached opinions of independent accountants.

               (3)     There are no negotiations, demands or
proposals that are pending or have been made which concern matters now covered, or that would be covered, by any Employee
Benefit Plan.

               (4) The Sellers have complied in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws applicable to each Employee Benefit Plan. The Sellers have performed in all material respects all of their obligations under each Employee Benefit Plan including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. To the best knowledge of the Sellers, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan or its assets, or arising out of any Employee Benefit Plan, and, to the best knowledge of the Sellers, no facts exist that could give rise to any liability in the event of such actions, suits or claims. Each Employee Benefit Plan has been duly authorized by the Board of Directors of the appropriate company.

               (5) Except as specified in Schedule 4.21(a), each of the Employee Benefit Plans can be terminated by the Sellers within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

               (6) With respect to each Employee Benefit Plan that is an "employee benefit plan" within the meaning of Section
3(3) of ERISA or a "Plan" within the meaning of Section
4975(e)(1) of the Code, there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" within the meaning of Section 4975(c) of the Code.

     (B)     Qualified Plans.

               (1)     Schedule 4.21(b) lists each Employee
Benefit Plan that is also a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code
(hereinafter referred to as a "Qualified Plan").

               (2) Each such Qualified Plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust under such Code Sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code.

               (3) The Sellers have delivered to the Buyer for each such Qualified Plan copies of the following documents:
(i) the most recent determination letter from the Internal Revenue Service; (ii) the consolidated statement of assets and liabilities of such Qualified Plan as of its most recent valuation date; and (iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Qualified Plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each of such Qualified Plan as of such dates, in accordance with generally accepted accounting principles consistently applied.

               (4)     With respect to each Qualified Plan
subject to Section 412 of the Code maintained for employees of either Seller or any of their ERISA Affiliates, there has occurred no failure to meet the minimum funding standard of
Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. "ERISA Affiliate", as applied to any Person, means: (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause
(i) above or any trade or business described in clause (ii) above is a member.

     (C)     Title IV Plans.

               (1)     Schedule 4.21(c) lists all plans in
Schedules 4.21(a) and 4.21(b) that are also subject to Title IV of ERISA ("Title IV Plan").

               (2) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) in which either Seller or any ERISA Affiliate participates or has participated: (i) neither Seller, nor any ERISA Affiliate has withdrawn from such plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA; (ii) neither Seller, nor any ERISA Affiliate has filed a notice of intent to terminate any such plan or adopted any amendment to treat any such plan as terminated; (iii) the PBGC has not instituted proceedings to terminate any such plan;
(iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such plan;
(vi) all required premium payments to the PBGC have been paid when due; (vii) no reportable event, as described in Section

4043 of ERISA, has occurred with respect to any such plan;
(viii) no excise taxes are payable under the Code; and (ix) no amendment with respect to which security is required under
Section 307 of ERISA has been made or is reasonably expected to be made.

               (3) All costs of each Title IV Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Schedule 4.21(c) includes for each Title IV Plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its "benefit liabilities" (within the meaning of Section 4001 of ERISA). Since the last valuation date for each Title IV Plan, there has been no amendment or change to such plan, that would increase the amount of benefits thereunder and, to the best knowledge of the Sellers, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed in Schedule 4.21(c) to be reduced or the amount by which benefit liabilities exceed assets as listed in Schedule 4.21(c) to be increased.

               (4) In addition to the documents listed in subsections (A)(2) and (B)(3) above, the Sellers have delivered to the Buyer for each Title IV Plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent three plan years; and (ii) the actuarial reports as of the last two valuation dates. Each such actuarial report fairly presents the financial condition and the results of operations of each such plan as of such date, in accordance with generally accepted accounting principles consistently applied.

     (D)     Multiemployer Plans.

     Neither Seller nor any ERISA Affiliate of either Seller is a party to, has ever been a party to, has contributed to or had an obligation to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA.

     (E)  Welfare Benefit Plans.

          All group health plans of Sellers and any ERISA Affiliate have been operated in all material respects in compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or as set forth in Schedule 4.21(e), neither Seller provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

     (F)  Fines and Penalties.

          There has been no act or omission by either Seller or any ERISA Affiliate that has given rise to or any give rise to fines, penalties, taxes, or related changes under Section 502(c),
(i) or (1) Section 4071 of ERISA or Chapter 43 of the Code.

     4.22 Intellectual Property. Schedule 4.22(a) sets forth a description of all patents, patent applications, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, trade names, copyrights, registered copyrights, copyright applications, computer software including the source code, object code and executable code relating thereto(other than miscellaneous off-the-shelf software, such as, by way of example, word processing, network and spread sheet programs), trade secrets, confidential information and proprietary know-how owned and/or used by either Seller. Such items listed in Schedule 4.22(a) are referred to in this Agreement as the "Intellectual Property". All of the Intellectual Property is and, on the Closing Date will be, owned and/or used by Sellers free and clear of any Liens, except as set forth in Schedule 4.22(b). Buyer's ownership and use of the Intellectual Property will not infringe upon any other Person's rights or create any Lien on the Intellectual Property. To Sellers' best knowledge and belief, neither Seller infringes upon or unlawfully or wrongfully uses any intellectual property owned or claimed by another. Neither Seller is in default under any obligation relating to, nor has it received any notice of any claim of infringement or any other claim or proceeding relating to, any intellectual property, including the Intellectual Property, except as set forth in Schedule 4.22(b). Except as set forth in Schedule 4.22(b), no present or former employee of either Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property. Except as set forth on
Schedule 4.22(c), there are no confidentiality or non-disclosure agreements to which either the Seller or any of its employees is a party which relates to the Business or the Assets. Sellers hereby covenant and agree, following the Closing, that they will not use any name, mark, commercial symbol or logo that is the same as or confusingly similar to any of the Intellectual Property.

     4.23     Environmental.

          (a) Except as set forth in Schedule 4.23(a), the operations and activities of the Sellers comply, and have in the past complied, in all respects, with all Environmental Laws and Regulations.

          (b) Except as set forth in Schedule 4.23(b)(1), each Seller has obtained all permits, licenses and other Authorizations which are required with respect to such Seller's operations, as well as the transactions contemplated hereby, under all Environmental Laws and Regulations and is in full compliance with all requirements thereunder. Schedule 4.23(b)(2) lists each such permit, license or other Authorization. Except as set forth in Schedule 4.23(b)(3), there are no other such permits, licenses or other Authorizations which are required by any Environmental Laws and Regulations to be obtained after the Closing.

          (c) There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received or threatened against either Seller relating in any way to any Environmental Laws and Regulations except as shown in Schedule 4.23(c).

          (d) Except as shown in Schedule 4.23(d), neither Seller has caused or experienced any past or present events, conditions, circumstances, plans or other matters which: (i) are not in compliance with all Environmental Laws and Regulations;
(ii) may give rise to any statutory, common law, or other legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation based on or relating to Hazardous Materials including, without limitation, such matters relating to any property now or previously owned, leased or utilized by either Seller (other than any property sold by either Seller more than five (5) years prior to the date hereof or which has not been leased or used by either Seller for more than five (5) years prior to the date hereof); (iii) arise from inventory of or waste from Hazardous Materials; or (iv) arise from any off-site disposal, release or threatened release of Hazardous Materials.

          (e) No asbestos, polychlorinated biphenyls, or lead-based paints, are on any real property or in any building owned, operated, leased or utilized by the Sellers except as shown in Schedule 4.23(e).

          (f) No past or present employee of the Sellers has been exposed to any Hazardous Material owned, produced or utilized by the Sellers, except as shown in Schedule 4.23(f).

          (g) Except as shown in Schedule 4.23(g), neither Seller has received any notice or indication from any governmental agency or private or public entity advising it that it is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced, used, stored, treated, disposed of or resulting by or from any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous Materials. Neither Seller is aware of any facts which might give rise to such notice.

          (h) Except as shown in Schedule 4.23(h), no underground tanks, including but not limited to underground storage tanks, piping or subsurface structures of any type exist or have existed on any real property now or previously owned, operated, leased or utilized by either Seller. With respect to those tanks disclosed on Schedule 4.23(h), the tanks still in operation are in compliance with all Environmental Laws and Regulations, and the tanks which are not in operation have been closed or removed in compliance with all Environmental Laws and Regulations.

          (i) Within fifteen (15) days after the date of this Agreement, Sellers (i) will provide to Buyer, as Schedule 4.23(i), a complete list of all environmental investigations, assessments, audits, studies, tests and related materials conducted or performed since January 1, 1986, and in the possession of the Sellers, or known to the Sellers to exist, which relate to the current or prior operations of the Sellers or any real property now or previously owned, operated, leased or utilized by the Sellers; (ii) will provide Buyer with access to such investigations, assessments, audits, studies, tests and related materials; and (iii) will provide Buyer with the location of all such environmental investigations, assessments, audits, studies, tests and related materials conducted or performed prior to January 1, 1986, and will take all necessary steps to allow Buyer to inspect such investigations, assessments, audits, studies, tests and related materials prior to the Closing.

     4.24 Interests in Clients, Suppliers, etc. Except as set forth in Schedule 4.24, neither Seller nor any officer or director of such Seller possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any corporation, firm, association, partnership, limited liability company, or other legal entity which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of either Seller. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.24.

     4.25 Fixed Assets. Schedule 4.25 is a true and complete list of all Fixed Assets (as such term is used in the Financial Statements) presently owned by each Seller. Each of such Fixed Assets will conform to the representations set forth in Section 4.3 and will be owned by such Seller as of the Closing Date and will be conveyed to Buyer as part of the Assets.

     4.26 No Changes. Since December 31, 1995, except as set forth on Schedule 4.26, neither Seller has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (b) permitted any of its assets to be subjected to any Lien, (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (d) made any capital expenditure or commitment therefor, except in the ordinary course of business, (e) made any bonus or profit sharing distribution or payment of any kind, except in the ordinary course of business,
(f) incurred any indebtedness for borrowed money or made any loan to any Person, (g) written off as uncollectible any notes or accounts receivable, except writeoffs in the ordinary course of business charged against applicable reserves, none of which individually or in the aggregate is material to such Seller,
(h) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employee, except in the ordinary course of business, (i) canceled or waived any claims or rights of substantial value, (j) made any change in any method of accounting or auditing practice,
(k) engaged in any material transaction except in the ordinary course of business as theretofore conducted, (l) suffered any material adverse change in its financial or other condition or prospects, (m) had any customer which generated revenues of over $1,000,000 per year for either of such Seller's last two fiscal years cease doing business with it or advise such Seller that it intended to cease doing business with such Seller or substantially reduce the amount of business it does or proposes to do with such Seller, (n) otherwise conducted its business or entered into any material transaction, other than this Agreement, except in the usual and ordinary manner and in the ordinary course of business, or (o) agreed, whether or not in writing, to do any of the foregoing.

     4.17 Absence of Certain Business Practices. Except as set forth in Schedule 4.27, neither Seller nor any affiliate, officer, employee or agent of either Seller has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit (excluding frequent flyer miles or similar programs), regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom such Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of such Seller (or assist such Seller in connection with any actual or proposed transaction), which: (i) would subject such Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past would have had an adverse effect on the assets, business or operations of such Seller, as reflected in the Financial Statements, or (iii) if not continued in the future, would materially adversely affect the assets, business, operations or prospects of such Seller or which would subject such Seller to suit or penalty in any private or governmental litigation or proceeding.

     4.28 No Misrepresentation. No representation or warranty made by Sellers in this Agreement or any Schedule hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     4.29 Receipt of Notices. Neither Seller has received any notice, oral or written, which indicates or suggests that any of the representations and warranties contained in this Article
IV are not true and complete in all respects.

     4.30 Assets. Except as set forth in Schedule 4.30, the Assets include all rights and property necessary to the conduct of the Business by Buyer in the manner it is presently conducted by Sellers, and no Excluded Assets constitute property or rights material to the Business.

     4.31 Conditions Affecting Sellers. Except as set forth in Schedule 4.31, there is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Business which are known to Sellers which would materially adversely affect the Business, operations or prospects of Sellers considered as a whole, other than such conditions as may affect as a whole the economy generally. Sellers have used and will use their best efforts to keep available for Buyer the services of the employees, agents, customers and suppliers of Sellers active in the conduct of the Business. Sellers do not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

     4.32 Customers. Schedule 4.32 is a true and complete list of Heiner's twenty (20) largest customers (by sales volume) for the twelve-month period ended December 31, 1995, and the amount of sales to each such customer during such period.

     4.33     Real Property.

          (i) Schedule 4.33 correctly sets forth a list of all Real Property owned by either Seller and all leases and subleases under which either Seller is lessee of any Real
Property.

          (ii) The use and operation of all Real Property does not violate any instrument of record or agreement relating to the Real Property, or any building, zoning, subdivision or other land use or similar law, regulation or ordinance affecting the Real Property. There is no violation of any covenant, condition, restriction, easement or order of any governmental body or any other Person affecting the Real Property, or the use or occupancy thereof.

          (iii) Except as set forth in Schedule 4.33, the Real Property is currently zoned in the zoning categories which permit operation of the Real Property in the manner now and historically used, operated or maintained. Sellers have not requested, applied for, or given consent to, and there are no pending zoning variances or changes with respect, to the Real Property. Except as set forth in Schedule 4.33, the consummation of the transactions contemplated hereby will not result in a violation of any applicable zoning ordinance or the termination of any applicable variance now existing, and if the improvements on the Real Property are damaged or destroyed prior to or after the Closing, the repair or replacement of same by Buyer will not violate any applicable zoning ordinance.

          (iv) Sellers do not know of any pending, proposed or threatened action to condemn or take by way of eminent domain, or to impose any special assessments on, or otherwise to take or restrict in any way the right to use, alter or occupy any part of the Real Property. All streets providing ingress and egress to the Real Property are public streets.

          (v) The activities carried on in all buildings, structures and improvements included as part of, or located on the Real Property, and the buildings, structures and improvements themselves, comply in all material respects with applicable law, including any health, safety or sanitation regulation. All buildings, structures and improvements located on the Real Property are in good operating condition and repair and are usable in the ordinary course of business.

          (vi)     Sellers have not received notice of any
disputes with contiguous property owners as to the boundary lines of the Real Property or as to any improvements, structures or buildings thereon.

          (vii)     Sellers have not received notice of any
claims or rights of other Persons as to any rights over, across, under or through any of the Real Property, other than those which are a matter of public record.

          (viii) All material permits, licenses and approvals necessary for the use of the Real Property in the manner in which same is now being used have been obtained and are in full force and effect.

          (ix) Except as set forth in Schedule 4.33, none of the Real Property or leases is subject to any lease, assignment, easement, option, right of way or license.

          (x) Schedule 4.33 sets forth a complete description of all service, maintenance, utility and management contracts affecting the Real Property. All such contracts are currently in full force and effect and there is no default or action or omission of any third party or of either Seller which with the giving of notice or passage of time would constitute a default thereunder.

          (xi) Sellers have delivered to Buyer copies of the most recent real estate tax assessments for the Real Property.

          (xii) The Real Property has such access to all gas, water, electricity, storm and sanitary sewer, telephone and other utility services necessary or beneficial to the operation of the Business.

          (xiii) Except as set forth on Schedule 4.33, there are no construction, improvement or expansion programs currently on-going or contracted for with respect to any of the Real
Property.

     4.34 Warranties. All products manufactured or sold by Sellers have been in substantial conformity with applicable contractual commitments and all express or implied warranties made in connection therewith.

     4.35 Prepaid Expenses and Deposits. Schedule 4.35 sets forth a description of all liabilities, obligations, accounts and expenses which have been prepaid by Sellers and all deposits which have been made by Sellers, which are individually in excess of $2,500.00. All such amounts arose in the ordinary course of business.

     4.36 Natural Gas Well. Except as set forth in Schedule 4.36, (i) Sellers have good and marketable title to a one hundred percent (100%) net revenue interest in Heiner's Bakery Well No. 1, API No. 47-011-0711 (the "Natural Gas Well"); (ii) neither the Natural Gas Well, nor production therefrom, is subject to any lease, contract, sales agreement or other agreement; and (iii) Sellers have complied with the provisions and requirements of all orders, regulations and rules issued or promulgated by all governmental authorities having jurisdiction with respect to the Natural Gas Well and have filed for and obtained issuance of all necessary governmental certificates, consents, permits or other authorizations, and have obtained all property and contract rights required for any operations that have been conducted with respect to the Natural Gas Well. No claim, demand, cause of action, administrative proceeding, lawsuit or other ligation has been commenced or threatened, nor are such proceedings pending or threatened, which now or would hereafter adversely affect the ownership and operation of the Natural Gas Well.

        ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     5.1 Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2 Corporate Power and Authorization. Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     5.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to:

          (A) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject;

          (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer;

          (C) the certificate of incorporation or Bylaws of, or any securities issued by, Buyer; or

          (D) any mortgage, indenture, loan or security agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.

Except for compliance with the H-S-R Act, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

            ARTICLE VI - SURVIVAL OF REPRESENTATIONS,
           WARRANTIES, COVENANTS AND INDEMNIFICATIONS

     All representations, warranties, covenants and indemnifications made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for three (3) years following the Closing Date, except for matters identified in Section 9.4 which shall survive the Closing for the period of the statute of limitations applicable thereto, including the period of any waiver or extension thereof. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and indemnifications set forth herein and therein.

          ARTICLE VII - COVENANTS OF THE PARTIES

     7.1 Reasonable Access. Prior to the Closing, and after the execution of this Agreement by the parties hereto, Sellers shall give the Buyer and its representatives (including its independent auditors) reasonable access, during normal business hours and upon reasonable prior notice to the Sellers, to the assets, personnel, properties, books, records, agreements and commitments of Sellers and the work papers of Sellers' Accountants and shall furnish the Buyer during such period with all such information relating to Sellers as the Buyer may reasonably request. Prior to the Closing, Sellers will use their best efforts to prepare and provide to Buyer and Buyer's Accountants combined consolidated balance sheets, income statements and statements of cash flow of Sellers relating to the Business as of and for the years ended December 31, 1995, 1994 and 1993, and such other periods as may be requested by Buyer, in such form as to enable Buyer's Accountants to audit such financial statements as of and for the years ended December 31, 1995, 1994 and 1993, and such other periods, in order to allow Buyer to comply with the applicable requirements under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. In the event such financial statements have not been prepared and provided to Buyer and Buyer's Accountants prior to the Closing, Sellers will use their best efforts, following the Closing, to prepare and provide such financial statements to Buyer and Buyer's Accountants as expeditiously as possible. In connection with such audit, Sellers shall provide or cause Sellers' Accountants to provide to Buyer and Buyer's Accountants all documents and records and copies thereof, and all other information with respect to the affairs of the Business and copies of any working papers relating thereto as Buyer or Buyer's Accountants from time to time shall reasonably request. Prior to the Closing, and after the execution of this Agreement by the parties hereto, Buyer shall also be entitled to conduct such environmental testing and inspection of the Real Property as Buyer deems reasonably necessary provided such inspections and testing shall not unreasonably interfere with the operation of the business at such locations. Sellers will cooperate fully with Buyer in regard to Buyer's environmental inquiries. The Buyer shall hold in strict confidence and not use for its own benefit (except in connection with this Agreement and the transactions contemplated hereby) the documents and information furnished concerning Sellers; and, if the transactions contemplated in this Agreement shall not be consummated, such confidence shall be maintained and all such documents and all copies thereof, together with all analyses, reports and other materials derived therefrom, shall immediately thereafter be returned to the Sellers or, with respect to such analyses, reports and other materials, destroyed (with certification of destruction executed by an officer of the Buyer and delivered to the Sellers). Within the later of five (5) days of the receipt by Buyer, or any affiliate of Buyer, of any written reports, audits or searches produced or generated by third parties engaged by Buyer, or any affiliate of Buyer, as a part of Buyer's due diligence investigation of Sellers and the Business, or five

(5) days following the date of this Agreement if such reports, audits or searches were received prior to the date hereof, Buyer will provide to Seller a copy of such reports, audits or searches. Such obligation will extend only through the Closing Date. In the event such report, audit or search is received within five (5) days of the Closing, Buyer will provide such report, audit or search within two (2) days of its receipt, but in any event no later than the Closing. In the event Buyer fails to provide Sellers with any such report, audit or search, Buyer will be estopped from any claim of indemnification against Sellers with respect to a breach of any representation or warranty of Sellers disclosed in such report, audit or search unless Seller knew of such breach.

     7.2 Conduct of Business. Subject to the provisions of this Section 7.2, until the Closing, Sellers shall conduct the Business in the ordinary and usual course and, without limiting the generality of the foregoing, without the prior approval of the Buyer, the Sellers covenant and agree as follows:

          (i) Sellers will maintain Inventories at levels adequate, but not excessive, in relation to the circumstances of the Business and in accordance with past inventory practices, and not dispose of any property, right or other assets employed in the Business, except in the ordinary course;

          (ii) Sellers will maintain their assets in good repair, order and condition, reasonable wear and tear excepted, and not acquire or dispose of any material fixed assets;

          (iii) Sellers will maintain and keep in full force and effect all insurance on their assets and property and all insurance provided for their employees under welfare benefit plans, all liability and other casualty insurance, and all presently carried bonds and other surety arrangements in connection with the Business, the Assets, the liabilities and the Employees of the Sellers;

          (iv) Sellers will not enter into or amend any employment, bonus, severance, retirement contract or arrangement nor any Employee Benefit Plan, except as set forth in Schedule
7.2;

          (v) Sellers will not increase any salary or other form of compensation payable or to become payable to any of the Employees, nor pay any bonuses to any Employees, except for such payments to be made pursuant to the bonus or profit sharing provisions of the employment agreements listed on Schedule 4.11(b) and except for customary annual compensation increases to take effect in September, 1996. The names of those employees receiving increases of five percent (5%) or more as a result of such annual compensation increases and the amount of such increases are set forth on Schedule 7.2;

          (vi) Sellers will not enter into or agree to enter into any lease or supply, purchase, distribution or other contract, nor make or agree upon any lease, contract, purchase or sale order, or other commitment requiring an expenditure in excess of $50,000 with a term expiring more than three (3) months beyond the Closing Date, nor will Sellers make or permit to be made any material amendment or termination of any contract or agreement to which either Seller is a party, or surrender or forfeit any Authorization, without the prior written consent of Buyer which will not be unreasonably withheld;

          (vii) Sellers will continue to deal with their respective present executives, employees, agents, suppliers, customers, and others having business relations with them consistent with the Sellers' current practices;

          (viii) Sellers will maintain their respective books, accounts and records in the usual and ordinary manner on a basis consistent with the Financial Statements and prior years;

          (ix) Sellers will not allow a Lien, except for Permitted Encumbrances, to be created or imposed on any of their assets;

          (x) Sellers will not incur any debt or obligation for borrowed funds;

          (xi) Sellers will not extend credit in the sale of products, collection of receivables or otherwise, except in the ordinary course of business;

          (xii) Except with respect to a transaction contemplated under Section 7.18, Sellers will not sell, option, mortgage, lease, buy or otherwise acquire or dispose of any Real Property or any interest therein nor modify, cancel or amend any leases with respect to the Real Property nor buy or otherwise acquire or lease any other real property;

          (xiii) Neither Sellers nor any of its shareholders will take any action to seek, encourage, solicit, or support any inquiry, proposal, expression of interest or offer from any other Person with respect to any acquisition, combination or similar transaction involving the purchase and sale of the Assets or the purchase and sale of all or substantially all of the issued and outstanding shares of capital stock of the Sellers. The Sellers will promptly inform the Buyer of the existence of any such inquiry, proposal, expression of interest or offer and shall not, without the written consent of the Buyer, furnish any information to or participate in any discussions or negotiations with any other Person regarding the same;

          (xiv) Sellers will maintain, preserve and protect the Intellectual Property, cause to be made all needed and proper renewals thereto so that the Business may be properly conducted at all times, and maintain, keep in full force and effect and make all necessary payments on all contracts, licenses, patents and agreements related to the Intellectual Property;

          (xv) Sellers will pay and discharge all indebtedness and obligations promptly in accordance with the normal terms and practices before the same shall become in default, as well as all lawful claims for labor, materials and supplies;

          (xvi) Sellers will pay when due all Taxes, assessments and other governmental charges or levies which become due and payable to any political entity, subdivision or department thereof under any law now or hereafter in force and effect, unless such Taxes, assessments, charges or levies are contested in good faith in appropriate proceedings;

          (xvii) Sellers will not (a) wind up, liquidate or dissolve or enter into any transaction of merger or consolidation, or (b) convey, sell, lease or otherwise dispose of any properties, other than Inventory sold in the ordinary course of business;

          (xviii) Sellers will keep confidential all of its trade secrets, proprietary information and know-how; and

          (xix)  Heiner's will continue its marketing plan
(including the expenditure of money) in the ordinary course of business.

In the event Sellers desire to take an action, or operate or conduct the Business in a manner, which would violate one or more of the provisions of Section 7.2(i) through (xix), Sellers will send written notice (by telecopy in accordance with Section 13.8) of such proposed action or conduct to Buyer's designated representative (who, until Buyer notifies Sellers to the contrary, will be Bryan A. Torcivia, Vice President Planning and Purchasing). If Buyer does not respond to Sellers with respect to such proposed action or conduct within two (2) business days of receipt of the notice, Buyer will be deemed to have consented to such proposed action or conduct.

     7.3 Litigation. Until the Closing, the Sellers shall promptly notify the Buyer of any Litigation or claims that are commenced or made or, to the knowledge of the Sellers, threatened against either Seller.

     7.4 Publicity. No publicity release or announcement concerning the transactions contemplated hereby shall be issued by the Sellers (or their shareholders) or Buyer without the advance consent of the other party hereto, except as such release or announcement may be required by applicable law or the rules of the New York Stock Exchange, in which case the party making the release or announcement shall provide such release or announcement in advance to the other party.

     7.5 Access to Records After Closing. For a period of five (5) years after the Closing, with respect to materials related to or required with respect to Tax Returns or tax audits, or for a period of three (3) years after the Closing for any other materials, the Buyer shall retain and make available to the Sellers any of the books and records of Sellers (or copies thereof, at the expense of the Sellers) delivered to the Buyer at the Closing, at any reasonable time during normal business hours for any reasonable purpose (including, without limitation, settling or defending any claim or responding to any tax audit). The Buyer shall have the right after the applicable periods to dispose of any such books or records that are not material in nature. Buyer will provide Sellers with suitable office facilities at the principal location of the Business for the purpose of such access.

     7.6 Litigation Cooperation. If the Sellers or the Buyer shall become engaged or participate in any Litigation or claim with any third party in respect of the Business as conducted on, prior to, or following the Closing Date, the Buyer or the Sellers, as the case may be, shall cooperate with one another in all reasonable respects, in connection therewith, including without limitation, making available, relevant records and employees who may be helpful with respect to such Litigation or claim.

     7.7 Transfer Taxes. Buyer and Sellers will each pay when due one-half of all stamp, transfer, documentary, sales, use, registration and other such taxes and fees related to the transfer to Buyer of the Real Property (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer will pay when due all taxes and fees related to the transfer to Buyer of the motor vehicles included in the Assets.

     7.8 Expenses of Sale. The Sellers, on the one hand, and the Buyer, on the other hand, shall bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees, accounting fees and financial advisory fees. Buyer will pay the fees and expenses of Buyer's Accountants to perform the audits referred to in Section 7.1.

     7.9     H-S-R Act Notification.

          (A) Within five (5) business days after the date hereof, the Sellers and the Buyer each shall file a premerger notification under the H-S-R Act with the Department of Justice and the Federal Trade Commission. Such premerger notification filings shall be accompanied by a request for early termination of the applicable waiting period, and the Sellers and the Buyer shall use their respective best efforts to have such waiting periods terminated on the earliest practicable date. If the Sellers or the Buyer receive(s) any request, inquiry or other notification from either such agency, the party receiving such request, inquiry or other notification shall promptly notify the other party. If such request, inquiry or notification reasonably requires a response, the Sellers or the Buyer, as the case may be, shall respond as soon as practicable.

          (B) Notwithstanding any of the foregoing, the Sellers and the Buyer shall have no obligation (a) to undertake, or to cause their Affiliates to undertake, any additional financial obligation, to dispose of any assets or business, or to surrender any material right, (b) to otherwise consent to any arrangement or undertake any obligation that would have a material adverse effect on the Buyer or the Sellers, or (c) consent to the extension of the Closing Date beyond that provided for herein.

          (C) All governmental fees to be paid in connection with the H-S-R Act filings will be split equally between the parties.

     7.10 Insurance Claims. Following the Closing and with respect to occurrences prior to Closing: (a) the Sellers shall provide the Buyer with the benefit of such existing workers compensation or general liability (excluding director and officer liability), automobile liability or other insurance policies as currently cover the operations of either Seller, but only to the extent the Sellers are able, using their reasonable efforts (which shall not require the expenditure of funds in excess of accruals and reimbursements referred to in clause (b) immediately following, or the filing of any lawsuit), to obtain such benefits, and (b) the Buyer shall promptly reimburse the Sellers with respect to any amounts required to be paid with respect to insurance premiums and claims covered by such policies, to the extent any such payments are in excess of the amounts accrued as of the Closing Date.

     7.11     Insurance.

          (A) The Sellers will maintain all direct damage, legal liability, workers' compensation and other pertinent policies of insurance until the Closing Date.

          (B) In the event that, on or prior to the Closing Date, any property owned, leased or used by either Seller suffers any material damage, destruction or loss, Sellers do not repair or replace said property prior to the Closing Date and the Buyer determines that it will proceed with the consummation of the transactions contemplated by this Agreement, Sellers shall surrender to the Buyer (i) insurance proceeds received by them with respect to such damage or loss equal to the cost of the repair or replacement of such property, and (ii) all rights of Sellers with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss, up to the cost of the repair or replacement of such property. In the event Sellers repair or replace said property prior to the Closing Date, Sellers shall retain all insurance proceeds and all rights with respect to any causes of action in connection with such damage or loss.

     7.12     Acquisition Structure.

          (A) The Buyer and Sellers have contemplated that the transaction described herein would consist of a purchase of the Assets for cash. The Buyer and the Sellers acknowledge, however, that the Buyer has reserved the right to select one or more reasonable alternative structures (individually the "Alternative Structure" or the "Structure" and collectively the "Alternative Structures") for effecting the acquisition of the Business.

          (B) The Buyer shall be entitled to select an Alternative Structure to make such acquisition, provided that the Buyer shall be solely responsible for effecting such Alternative Structure, and provided further that the implementation of such Structure shall not delay the Closing. Sellers and the shareholders of the Sellers make no representations or warranties concerning any such Alternative Structure and shall have no liability to the Buyer in regard to such Structure under any law.

          (C)     If the Buyer decides to implement an
Alternative Structure, the Sellers shall report and shall cause their shareholders to report such Structure in its tax returns and in other relevant records and documents in a manner consistent with the Alternative Structure selected by Buyer provided that the Sellers and the shareholders of the Sellers shall have the right, at their option, to request that Buyer furnish, at Buyer's expense, an opinion of tax counsel that substantial authority exists for the use of such Alternative Structure. The Sellers and the shareholders of the Sellers agree to make any tax elections that might be required to implement an Alternative Structure.

          (D) The Buyer shall hold harmless and indemnify each of the Sellers and the Sellers' shareholders from any additional taxes or transaction or other costs, losses and expenses that the Sellers and the Sellers' shareholders incur by reason of such Alternative Structure. For this purpose, the Sellers' and the Sellers' shareholders' additional taxes shall mean the excess (the "Increased Taxes") of any estimated or other tax or governmental charge of any description, whether based on income, transfer, or otherwise, for any taxable year or period and whether imposed by the federal or any state, local or other taxing authority, including interest, penalties and additions to tax, over such taxes that Sellers and the

Sellers' shareholders would have borne had Buyer not elected an Alternative Structure. The Sellers' and the Sellers' shareholders' additional transaction or other costs, losses and expenses relating to such Alternative Structure (the "Other Incremental Costs") shall include the substantiated reasonable additional costs of their counsel and other advisers, as well as any other reasonable internal or external expenses that Sellers and the Sellers' shareholders incur in planning for, implementing and recording the Alternative Structure, including reasonable attorneys fees and costs for enforcing this indemnity. The Buyer shall reimburse the Sellers and the Sellers' shareholders for such Increased Taxes or Other Incremental Costs within ten (10) calendar days after receipt of request therefor, together with reasonable substantiation thereof.

     7.13 Amend and Update Schedules. Sellers shall have fifteen (15) days following the date of this Agreement (i) to amend and revise any Schedule attached hereto as to matters or disclosures which should have been listed on such Schedule in order to make such Schedule complete and accurate and to comply with the production of agreements, policies, leases and other instruments and documents under Section 4.20 and (ii) to deliver such amended or revised Schedule and such documents to Buyer. Buyer shall have fifteen (15) days after its receipt of any such amended and revised Schedule and such documents to determine, in its sole discretion, if such Schedule and such documents are acceptable to it. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be deemed to have accepted any
Schedule initially attached hereto. In the event Buyer determines any such Schedule or document is unacceptable to it, Buyer may terminate this Agreement pursuant to Section 13.1. Sellers shall promptly disclose to Buyer, and Buyer shall promptly disclose to Sellers, as the case may be, any information contained in their or its respective representations and warranties or in the Schedules which, because of any event occurring after the date hereof, is incomplete or is no longer completely correct as of all times after the date hereof until the Closing Date, such disclosure to be made within five (5) days of such event, or if such event occurs within five (5) days of the Closing, as soon as reasonably practicable but prior to Closing. Such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Sellers, or Buyer, as the case may be, or the Schedules hereto, subject to
Section 8.1(U).

      7.14 Consents and Conditions Precedent. As soon as reasonably practicable after the execution and delivery of this Agreement, and in any event on or before the Closing Date, each party will use its best efforts to obtain the written consent of all Persons whose consent to such party's execution of, and consummation of the transactions contemplated by, this Agreement is required, in form and substance acceptable to the other parties acting reasonably, including the written consent of any Person whose consent to the transfer of any Asset, including the Assigned Contracts, is required. Each party will furnish the other parties with original executed copies of such consents as they are obtained. Sellers will use their best efforts to satisfy those conditions precedent set forth in Section 8.1 which are within Sellers' control. Buyer will use its best efforts to satisfy those conditions precedent set forth in Section 8.2 which are within Buyer's control.

      7.15     Tax Returns and Audits.

          (A) Filing of Tax Returns and Payment of Taxes. Sellers shall file or cause to be filed when due all Tax Returns in respect of Taxes for taxable years or periods ending on or prior to the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such Return. Buyer shall file or cause to be filed when due all Tax Returns for Taxes in respect of the Assets for all periods beginning after the Closing Date and for all periods that include the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such returns. Sellers, upon notification and receipt of satisfactory documentation from Buyer, at least fifteen (15) days prior to the due date for payment, shall pay Buyer, prior to the due date for payment, the Taxes to be paid with any such Return with respect to all taxable periods or portions of periods ending on or before the Closing Date (to the extent not previously paid by Sellers). Buyer shall be responsible for any audits of such Returns; provided, however, that Sellers shall be given notice of the commencement of any audit within ten (10) days thereafter and Sellers, at their own expense, may participate in such audit. If there is an audit in which there is a possibility Sellers may become liable under this Section 7.15(A) or otherwise, Buyer shall not settle or compromise the Tax claim without the prior written consent of Sellers, which consent shall not be unreasonably withheld. If there is a settlement or other disposition of the audit, Buyer shall be entitled to receive, at least ten (10) days in advance of any payment that it makes in connection with the settlement or other disposition of such proceedings, the part of any such payment for which Sellers are liable under this Section 7.15(A).

          (B) Cooperation and Assistance. Buyer and Sellers agree to furnish or cause to be furnished to each other, upon written request and as promptly as practicable, such information (including without limitation, access to books and records) and reasonable assistance relating to the Business the Assets as is necessary for the filing of a return, preparation for any audit, and prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceeding involving the Business or the Assets and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 7.15(B). Except as provided in
Section 7.15(A) above, Buyer shall have the right to control the resolution of the audit or settlement proceedings for which Buyer is to bear the cost of any resulting Tax.

          (C)     Nonforeign Affidavit.  Sellers shall furnish
Buyer affidavits, stating, under penalties of perjury, the transferors' United States taxpayer identification numbers and that the transferors are not foreign persons, pursuant to Section
1445(b)(2) of the Code.

          (D) Preparation of W-2's, etc. Sellers agree that Buyer has purchased substantially all the property used in the Business, and, in connection therewith, Buyer shall employ individuals who immediately before the Closing Date were employed in the Business by Sellers. Accordingly, pursuant to Revenue Procedure 84-77 (1984-2 C.B. 753), provided that Sellers provide Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by either Seller disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and Sellers shall be relieved of the responsibility to do so.

     7.16 Post-Closing Prorations and Adjustments. Within sixty (60) days following the Closing, Buyer and Sellers agree to adjust the Purchase Price to reflect all reasonably appropriate prorations between Buyer and Sellers as of the Closing Date for any of the following items not reflected on the Closing Balance
Sheet: personal property, real property and occupancy Taxes (in accordance with Section 12.2), water, telephone, electric and other utilities, employee salaries, accrued and unused vacation, sick pay and associated payroll taxes and benefit expenses and all other items which are normally prorated between buyers and sellers in connection with similar transactions. Any adjustments to the Purchase Price pursuant to this Section 7.16 shall bear simple interest beginning on the Closing Date up to but not including the date on which such adjustment is paid at six percent (6%) per annum, based on a 365 day year. Any such adjustments and interest shall, within five (5) business days after such adjustments are agreed to by the parties or any remaining disputed items are ultimately determined by arbitration in accordance with Section 13.3, be paid by the responsible party by wire transfer of immediately available funds to the account specified by the party to whom such payment is owed.

     7.17 Return of Sellers' Information from Other Bidders. Sellers covenant and agree that, within thirty (30) days of the Closing Date, they will have requested from each Person (other than Buyer) who was a potential bidder for the Business, the Assets and/or the shares of capital stock of Sellers any Confidential Information Memoranda and any other information and materials regarding the Sellers, the Business and the Assets received from Sellers or their representatives. Sellers covenant and agree to take steps to recover such documents and information. All such information and documentation shall be destroyed by Sellers and such destruction shall be certified to Buyer by the chief executive officer of each Seller within thirty (30) days of the Closing Date.

     7.18 Real Property Not Owned by EEE. Sellers covenant and agree that prior to Closing, all parcels of Real Property used by Heiner's and not owned by EEE on the date of this Agreement shall be conveyed to EEE in such manner that EEE will be able to convey title to such parcels to Buyer in conformity with Section 3.2.

     7.19     Real Property Documents.  No later than fifteen
(15) days prior to the Closing, at Sellers' expense, Sellers shall cause to be prepared and delivered to Buyer, for each of the lots, tracts or parcels of Real Property to be conveyed by Sellers to Buyer, the following documents: (a) a title insurance commitment for owner's title insurance policy (ALTA 1992); (b) an ALTA/ACSM form of survey and surveyor's certificate; and (c) a certification by the surveyor to the title insurance company, Buyer and such other persons or entities as Buyer may reasonably request. Buyer agrees to pay any title search fees incurred in connection with the title insurance commitments referred to in the preceding sentence.

     7.20 Sellers' Environmental Actions. Sellers agree to complete or cause to be completed, at their expense, the remedial actions set forth in Schedule 7.20. Sellers will use their best efforts to complete and pay for such remedial actions on or before the Closing Date. If such actions have not been completed and paid for by the Closing Date, Sellers will retain the obligation to complete and pay for such actions and will undertake to do so with reasonable diligence.

     7.21 Certain Employees of Sellers. Sellers shall use all reasonable efforts to persuade those employees of either Seller designated by Buyer, including Barney A. Molnar, James Basler and Curtis Ritter, to become employees of Buyer following the Closing, on terms, and pursuant to written employment agreements, acceptable to Buyer.

     7.22 Sellers' Designee. Prior to Closing, Sellers shall have appointed, and notified Buyer of the identity of, Sellers' designee, for purposes of Section 2.4(B).

     7.23 Tax Clearance Certificates. Sellers will use their best efforts to obtain, prior to Closing or following Closing if necessary, a clearance certificate or similar document as to the tax status of each Seller from the West Virginia Department of Tax and Revenue, and from the applicable taxing authority of each state in which each Seller is qualified to do business, each such certificate in form and substance satisfactory to Buyer.

     7.24     Maintenance of Assets.     At all times prior to
and following the Closing, Sellers will maintain assets sufficient to satisfy their obligations under Section 9.4 and their covenants under Sections 2.5, 7.7, 7.8, 7.16, 7.20 and
7.23.

         ARTICLE VIII - CONDITIONS PRECEDENT TO THE CLOSING

     8.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment (or waiver by Buyer in its sole discretion), prior to or at the Closing, of each of the following conditions precedent:

          (A) Representations, Warranties, Covenants and Agreements of Sellers. The representations, warranties, covenants and agreements of Sellers contained in this Agreement or in any of Sellers' Documents shall have been true and correct on the date hereof without regard to any Schedule updates furnished by Sellers after the date hereof and shall be true and correct at the Closing with the same effect as though such representations, warranties, covenants and agreements were made as of such date.

          (B) Compliance with this Agreement. Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

          (C)     Closing Certificates.  Buyer shall have
received a certificate from each Seller, dated as of the Closing, certifying in such detail as Buyer may reasonably request, that the conditions specified in Section 8.1 hereof have been fulfilled and certifying that such Seller has obtained all consents and approvals required under this Agreement.

          (D) Opinion of Counsel for Sellers. Jenkins, Fenstermaker, Krieger, Kayes & Agee, counsel for Sellers, shall have delivered to Buyer a written opinion, dated as of the Closing, in the form of Schedule 8.1(D) with only such changes as shall be in form and substance reasonably satisfactory to the Buyer and its counsel.

          (E) No Threatened or Pending Litigation. As of the Closing, no suit, action or other proceeding or injunction or final judgment relating thereto shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          (F) Third Party Consents and Releases. All consents and waivers by third parties that are required for the transfer of the Assets to the Buyer or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination or modification of any lease, license or other agreement relating to the Business or the Assets to which either Seller is a party or to which any portion of the property of either Seller relating to the Business is subject will have been obtained, and, releases of any and all security interests held by third parties on the Assets will have been obtained, all on terms satisfactory to the Buyer.

          (G) H-S-R Act. The Sellers shall have complied in all material respects with the requirements of the H-S-R Act, and the waiting period (including any extension thereof by reason of a request for additional information) relating to the notification and report form filed by the Sellers shall have expired or been terminated.

          (H)     Other Governmental Consents.  All other
governmental consents, filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms satisfactory to the Buyer.

          (I) Payment of Excluded Liabilities. All known Excluded Liabilities, including those referred to in Section 2.7, which have accrued as of the Closing Date and which, if not paid, would create a Lien against any of the Assets or interfere with Buyer's use of the Assets following the Closing shall have been paid in full and satisfactory evidence thereof shall have been delivered to Buyer.

          (J) Material Adverse Changes. The Business, the Assets or the operations or prospects of the Business shall not have been, and shall not be threatened to be, materially and adversely affected in any way as a result of any event or occurrence.

          (K)     Good Standing and Other Certificates.  Each
Seller shall have delivered to the Buyer:

               (i)  copies of the Seller's articles of
incorporation, including all amendments thereto, in each case certified by the Secretary of State of West Virginia;

               (ii) a certificate from the Secretary of State of West Virginia to the effect that the Seller is in good standing and listing all charter documents of the Seller on file;

               (iii) a certificate from the Secretary of State or other appropriate official in each State in which the Seller is qualified to do business to the effect that the Seller is in good standing in such State;

               (iv)  a copy of the bylaws of the Seller,
certified by the Secretary of the Seller as being true and correct and in effect at the Closing; and

               (v) evidence reasonably satisfactory to Buyer that Heiner's has taken all actions necessary to enable Buyer to use the name "Heiner's", including amending its articles of incorporation to change its corporate name.

          (L)     Approval of Documents; Corporate Matters.

               (i) All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be legally sufficient and reasonably satisfactory to Buyer and its counsel. Each Seller shall also have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

               (ii)     The execution and delivery of this
Agreement by Sellers and the performance of Sellers' covenants and obligations hereunder, shall have been duly authorized by all necessary corporate and other actions of each Seller, including, without limitation, the approval of such Seller's board of directors and shareholders, and Buyer shall have received copies of all resolutions pertaining to such authorization, certified by the corporate secretary of such Seller.

          (M) Casualty Loss. The Business shall not have been curtailed or interrupted by, and the Assets shall not have been affected by, any loss, destruction or damage due to fire or other casualty or, if any such loss, destruction or damage shall have occurred, the provisions of Section 7.11(B) shall have been satisfied.

          (N) Satisfactory Review of the Business, Assets and Inspections, Etc. Buyer shall have been given access to and been permitted to review the Assets, the Business and such other information as shall have been requested by Buyer and to visit with or otherwise contact customers listed on the Customer List, suppliers and vendors of Sellers (provided any such visit or contact shall be conducted in a manner reasonably agreeable to Sellers and approved in advance by Sellers) and Buyer shall be satisfied, in its sole discretion, with the physical, environmental and operating condition of the Assets, the financial condition of the Business, the future of relationships with Heiner's customers and all findings related to Environmental Laws and Regulations.

          (O) Buyer's Accountants' Report. Buyer shall have received a report from Buyer's Accountants that the Financial Statements accurately and fairly portray the financial condition of Sellers, are in accordance with GAAP, and do not omit or fail to include any item that would have an adverse effect on the financial condition of the Business.

          (P) Employment and Consulting Agreements with Management Personnel. Each of Earl W. Heiner, Jr., Earl W. Heiner, III and Charles E. Heiner shall have entered into an employment agreement with Buyer or an affiliate of Buyer, and Robert W. Agee and Ernest H. Wittpenn shall have entered into a consulting agreement with Buyer or an affiliate of Buyer, all of which agreements shall be in form and substance satisfactory to Buyer acting reasonably.

          (Q) Non-Competition Agreements. Each of the individual shareholders of each Seller shall have entered into a non-competition/confidentiality agreement with Buyer or an affiliate of Buyer, in form and substance satisfactory to Buyer acting reasonably, which agreement will provide that each such shareholder shall be prohibited, for a period of five (5) years from the Closing Date, from being employed by any corporation, other entity, or person, or engaging in any other capacity, in the business of the manufacture, distribution and/or sale of fresh packaged bakery goods anywhere in the United States.

          (R) Termination of Real Property Leases. Each lease of Real Property between EEE and Heiner's shall have been terminated prior to or as of the Closing Date and Buyer shall have been provided with written confirmation of such terminations, in form and substance satisfactory to Buyer, acting reasonably.

          (S) Escrow Agreement. The parties shall have entered into the Escrow Agreement, in the form of Schedule 8.1(S) with only such changes as shall be in form and substance satisfactory to Buyer, acting reasonably.

          (T) Sellers' Financial Statements. Buyer shall have determined, in its sole discretion, that either (i) Sellers have prepared and provided to Buyer and Buyer's Accountants the financial statements referred to in Section 7.1 in such form as to enable Buyer's Accountants to audit such financial statements in order to allow Buyer to comply with the applicable requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or
(ii) such financial statements will be prepared and provided to Buyer and Buyer's Accountants by Sellers within such time period as will enable Buyer's Accountants to audit such financial statements in order to allow Buyer to comply with the applicable requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (U) Delivery of Schedules. Sellers shall have delivered to Buyer all updated Schedules pursuant to the fourth sentence of Section 7.13, and Buyer shall have determined that such updated Schedules are acceptable to Buyer acting reasonably.

     8.2 Conditions Precedent to Sellers' Obligations. All obligations of the Sellers under this Agreement are subject to the fulfillment (or waiver by Sellers in their sole discretion), prior to or at the Closing, of each of the following conditions precedent:

          (A) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered by Buyer to Sellers pursuant to the provisions hereof shall be true and correct at the Closing with the same effect as though such representations and warranties were made as of such date.

          (B) Compliance with this Agreement. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (C) Closing Certificate. Sellers shall have received a certificate from Buyer dated as of the Closing certifying in such detail as Sellers may reasonably request that the conditions specified in Section 8.2 hereof have been fulfilled.

          (D) Opinion of Counsel for Buyer. Gallop, Johnson & Neuman, L.C., counsel to Buyer, shall have delivered to Sellers a written opinion, dated as of the Closing, in the form of
Schedule 8.2(D) with only such changes as shall be in form and substance reasonably satisfactory to Sellers and their counsel.

          (E) No Threatened or Pending Litigation. As of the Closing, no suit, action or other proceeding or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          (F) Approval of Documents; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be legally sufficient and reasonably satisfactory to Sellers and their counsel. Buyer shall also have delivered to Sellers such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

          (G) Escrow Agreement. The parties shall have entered into the Escrow Agreement, in the form of Schedule 8.1(S) with only such changes as shall be in form and substance satisfactory to Sellers, acting reasonably.

          (H) H-S-R Act. The Buyer shall have complied in all material respects with the requirements of the H-S-R Act, and the waiting period (including any extension thereof by reason of a request for additional information) relating to the notification and report form filed by the Buyer shall have expired or been terminated.

          (I) Employment and Consulting Agreements with Management Personnel. Each of Earl W. Heiner, Jr., Earl W. Heiner, III and Charles E. Heiner shall have entered into an employment agreement with Buyer or an affiliate of Buyer and each of Robert W. Agee and Ernest H. Wittpenn shall have entered into a consulting agreement with Buyer or an affiliate of Buyer, all of which shall be in form and substance satisfactory to the employee or consultant acting reasonably.

          (J) Guarantee of Buyer's Obligations. Buyer shall have delivered to Sellers the irrevocable guarantee of The Earthgrains Company, in the form set forth in Schedule 8.2(J), by which the full and timely performance of all the obligations and agreements of Buyer set forth in this Agreement and in the other agreements and documents contemplated herein shall be guaranteed to the Sellers.

          (K) Assignment and Assumption Agreement. Buyer shall have delivered to Sellers an Agreement for Assignment and Assumption of Assumed Liabilities, in the form set forth in
Schedule 3.2(d).

              ARTICLE IX - INDEMNIFICATION OF BUYER

     This Article sets forth the respects in which Buyer, its officers, directors, shareholders, employees, agents, representatives and affiliates (collectively, the "Buyer Group") shall be indemnified by Sellers in the event the Buyer Group shall become obligated or liable for, or shall discharge, obligations or liabilities of Sellers, other than the Assumed Liabilities, and/or in the event of any breach of a representation, warranty, covenant or agreement on the part of either Seller hereunder.

     9.1 Breach of Representation, Warranty, Covenant or Agreement. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever, including, without limitation, costs of cleanup, containment or other remediation and reasonable attorneys', consultants' and contractors' fees and costs, arising from or in connection with any breach of a representation, warranty, covenant or agreement on the part of either Seller under this Agreement or under any other instrument or document executed and delivered by such Seller in connection with the transactions contemplated hereby, as any of the same may be amended from time to time.

     9.2 Failure to Comply with Bulk Sales Law. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the

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


Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever, including, without limitation, reasonable attorneys' fees, arising out of the failure of the parties hereto to comply with the Bulk Sales Law or any other law in respect of the bulk sale and transfer contemplated by this Agreement.

     9.3 Failure to Discharge Liabilities. Except with respect to the Assumed Liabilities, Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever, including, without limitation, costs of cleanup, containment or other remediation and reasonable attorneys', consultants' and contractors' fees, arising from or in connection with any liability of either Seller arising or accruing prior to, at or following the Closing, including, without limitation: (i) the failure of Sellers to pay any of the Excluded Liabilities; (ii) any payment or performance made by Buyer to any third party in order to perform or discharge fully or partially any unpaid or unperformed liability or obligation of either Seller (other than the Assumed Liabilities), including any Excluded Liability, which Buyer shall have the option, but shall not be required, to do; (iii) any judgment or other circumstances pursuant to which Buyer may be held liable or accountable for, or for which the Assets may be charged in respect of, any liability or obligation of either Seller; (iv) the noncompliance by Sellers with any applicable laws, rules, regulations and orders of federal, state and local governments and regulatory bodies (including, without limitation, all Environmental Laws and Regulations); and (v) all Taxes, attributable to operations of Sellers for any taxable year, period or portion thereof, ending on or before the Closing Date, whether such liabilities relate to the Business or the Assets or otherwise, Sellers being entitled to any and all refunds of such Taxes.

     9.4 Failure to Satisfy Deferred Compensation Arrangements. Sellers agree, jointly and severally, to indemnify the Buyer Group and hold the Buyer Group harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever including, without limitation, reasonable attorneys' fee, arising from or in connection with the failure of Sellers to pay all obligations under (i) the deferred compensation and supplemental retirement income agreements and similar agreements set forth in Schedule 4.11 and (ii) any other similar arrangements entered into by either Seller and not disclosed in Schedule 4.11.

     9.5     Indemnification Remedies; Right of Set-Off.

          (A) Buyer is hereby granted a right of set-off and reduction, in the event of an Indemnifiable Loss or an Indemnifiable Claim, against any payments of Additional Consideration which are to be made, or any amounts due and payable, by Buyer to Sellers under Section 2.4(B) ("Additional Consideration Payments"). Except as provided in Section 9.5(C), beginning on the Closing Date, the sole and exclusive recourse of Buyer with respect to claims referred to in

Sections 9.1, 9.2 and 9.3 shall be against the Additional Consideration and the Escrowed Funds in accordance with the Escrow Agreement. Any remedies to which Buyer may avail itself with respect to such recourse shall be limited to those related to the enforcement of Buyer's rights against the Additional Consideration and the Escrowed Funds. Buyer agrees that, if an Additional Consideration Payment is due and payable to Sellers at a time when Buyer has incurred an Indemnifiable Loss or an Indemnifiable Claim has occurred, it will exercise its right of set-off and reduction against such Payment and will exercise its rights against the Escrowed Funds only to the extent that such Loss or Claim exceeds such Additional Consideration Payment. An Additional Consideration Payment will be deemed to be due and payable at such time as the amount of such Payment has been computed and Sellers have failed to make a timely objection to the computation or there has been a final resolution of the dispute.

          (B) Beginning on the Closing Date, with respect to claims referred to in Sections 9.1, 9.2 or 9.3 (other than those related to the agreements and covenants of Sellers to be performed following the Closing), Sellers will not be liable to Buyer for any Indemnifiable Loss or Indemnifiable Claim unless the aggregate amount of all such Losses or Claims exceeds Three Hundred Twenty-Five Thousand Dollars ($325,000.00) and then only to the extent such Losses or Claims exceed Three Hundred Twenty-Five Thousand Dollars ($325,000.00). Furthermore, any Indemnifiable Loss or Indemnifiable Claim will be net of (i) any and all insurance recoveries received by Buyer as a result of, or in connection with, the basis of such Loss or Claim; and (ii) the fair market value of any and all assets related to an Indemnifiable Loss or Indemnifiable Claim which are or become the property of Buyer and which were not recorded on the books and records of the Sellers as of the Closing Date or disclosed on a Schedule to this Agreement.

          (C)     With respect to claims arising under Section
9.4 or related to the agreements and covenants of Sellers to be performed following the Closing under Sections 2.5, 7.7, 7.8, 7.16, 7.20, 7.23 and 7.24, in addition to having recourse against the Additional Consideration and the Escrowed Funds, Buyer may avail itself of any and all remedies under this Agreement, at law or in equity or otherwise. Such rights and remedies shall be cumulative and may be exercised at any time, or from time to time, and any failure or delay of Buyer in exercising any right or remedy at any time shall not constitute a waiver thereof or restrict its subsequent enforcement or the enforcement of any other right or remedy of Buyer.

          (D) Buyer hereby expressly understands and agrees that the shareholders of the Sellers, in such capacity, have no liability to Buyer, or any affiliate of Buyer, for any breach by Sellers of Sellers' representations, warranties, covenants

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and agreements contained in this Agreement or any agreement contemplated hereby, other than Section 7.24.

             ARTICLE X - INDEMNIFICATION OF SELLERS

     This Article sets forth the respects in which Sellers shall be indemnified by Buyer in the event Sellers shall become obligated for, or shall discharge, any liabilities of Buyer or in the event of any breach of a representation, warranty, covenant or agreement on the part of Buyer hereunder.

     10.1 Breach of Representation, Warranty, Covenant or Agreement. Buyer agrees to indemnify Sellers and hold Sellers harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever, including, without limitation, reasonable attorneys' fees and costs, arising from or in connection with any breach of a representation, warranty, covenant or agreement on the part of Buyer under this Agreement or under any other instrument or document executed and delivered by Buyer in connection with the transactions contemplated hereby, as any of the same may be amended from time to time.

     10.2 Failure to Discharge Liabilities. Buyer agrees to indemnify Sellers and hold Sellers harmless against any and all loss, liability, damage, claim, cost and expense of any nature whatsoever, including, without limitation, reasonable attorneys fees arising from or in connection with the Assumed Liabilities.

     10.3 Remedies Not Exclusive. The rights and remedies of Sellers provided for in this Article or otherwise in this Agreement shall be cumulative and in addition to and not in limitation or exclusion of all other rights and remedies, whether by the terms of other provisions of this Agreement or at law or in equity or otherwise, which may exist on the part of Sellers by reason of any breach of a representation, warranty, covenant or agreement on the part of Buyer hereunder. Such rights or remedies shall be cumulative and may be exercised at any time or from time to time, and any failure or delay of Sellers in exercising any right or remedy at any time shall not constitute a waiver thereof or restrict its subsequent enforcement or the enforcement of any other right or remedy of Sellers.

                 ARTICLE XI - INDEMNIFICATION RIGHTS

     In the event a party incurs an Indemnifiable Loss, such party may seek indemnification pursuant to the terms of this Agreement. The indemnified party may avail itself of any and all rights and remedies provided for in this Agreement or (to the extent consistent with the other provisions of this Agreement) at law or in equity or otherwise. In the event of an Indemnifiable Claim against a party which intends to seek indemnification under this Agreement, the indemnified party shall notify the indemnifying party or parties within thirty (30) days after the receipt of notice of such Claim; provided, however, that the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party or parties of its or their indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially damaged as a result of such failure to give notice.
If the Indemnifiable Claim relates to an action threatened or brought against the indemnified party, the indemnifying party or parties will be entitled to participate in or assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice of its election to assume the defense thereof, the indemnifying party or parties will no longer be liable for any legal or other expense subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnified party shall be entitled at all times to participate in the defense of any such action at its own cost. Except with the prior written consent of each party hereto, no party, in the defense of any such Claim, shall consent to the entry of any judgment or enter into any settlement that provides for any relief, including injunctive or other nonmonetary relief, affecting any party hereto or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such affected party hereto of a release from all liability with respect to such Claim.

   ARTICLE XII - ALLOCATION OF PURCHASE PRICE AND TAX CONVENTION

     12.1     Allocation of Purchase Price.  Prior to the
Closing, the Purchase Price shall be allocated among the Assets as mutually agreed to by Buyer and Sellers in the manner required by Section 1060 of the Code in the form of an Allocation
Agreement to be attached hereto as Schedule 12.1.

     12.2 Tax Convention. Whenever it is necessary for purposes of the Closing, Section 7.15(A) or any indemnification required under ARTICLE IX or ARTICLE X to determine any liability for Taxes attributable to a period ending with the Closing Date or beginning on any day following the Closing Date and the return in respect of such Tax liability relates to a taxable year or period beginning on or before and ending after the Closing Date, the determination shall be made by apportioning the total Taxes involved by treating the Closing Date as the end of a short taxable year. In making this computation, exemptions, allowances, or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code. All real property and personal property Taxes which are past due or have been due upon any owned Real Property conveyed hereby or upon any owned personal property conveyed hereby prior to the Closing Date shall be paid by Sellers (or if Sellers have objected to such Taxes, Sellers shall assume responsibility for such Taxes), together with any penalty or interest thereon. Current real property and personal property Taxes and special assessments shall be prorated and adjusted between Sellers and Buyer as of the Closing Date on a per diem basis. If current tax bills are unavailable at the Closing Date, the prior year's tax bills shall be used for proration purposes and when the current year's tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.

                    ARTICLE XIII - MISCELLANEOUS

     13.1     Termination.

          (A) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time prior to the Closing Date only as follows:

               (i)  by mutual consent of Sellers and Buyer;

               (ii)  by Buyer, (a) at any time if the
representations and warranties of Sellers contained in Article IV hereof were incorrect in any material respect when made or at any time thereafter; (b) at any time if the covenants of Sellers pending the Closing contained in Article VII hereof have not been satisfied; (c) if the conditions precedent to the obligations of Buyer contained in Section 8.1 have not been fulfilled, or waived by Buyer, by the Closing; or (d) pursuant to Section 7.13.

               (iii)  by Sellers, (a) at any time if the
representations and warranties of Buyer contained in Article V hereof were incorrect in any material respect when made or at any time thereafter; or (b) the conditions precedent to the obligations of Sellers contained in Section 8.2 have not been fulfilled, or waived by Sellers, by the Closing; or

               (iv) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before sixty (60) days from the date of this Agreement, or such later date as the parties may agree upon.

          (B) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 13.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement, unless the termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder in which event the party whose representations and warranties were materially incorrect or who materially breached such covenant shall be liable to the other party for all reasonable costs and expenses of the other party incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

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     13.2     Brokers' and Finders' Fees.

          (A) Sellers represent and warrant to Buyer that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Sellers agree to indemnify and hold harmless Buyer against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Sellers' dealings, arrangements or agreements with any such person.

          (B) Buyer represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Buyer agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Buyer's dealings, arrangements or agreements with any such person.

     13.3 Arbitration. Except as otherwise expressly provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or any other agreement contemplated hereunder, or the interpretation or breach hereof or thereof, shall be submitted to binding arbitration conducted in the City of Atlanta, Georgia, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. If the parties are unable to agree on the selection of an arbitrator to resolve the dispute within fifteen (15) days of either party giving the other party notice of its intent to invoke this Section, then either party may make a request of the American Arbitration Association for a list of qualified potential arbitrators from which the parties shall select an arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If no arbitrator is thus selected within fifteen (15) days after such list is submitted to the parties, either party may request the American Arbitration Association to select such arbitrator. All expenses and fees of the arbitrator and any other expenses of the arbitration will be borne equally by Buyer and Sellers unless the arbitrator in the award assesses such expenses against one of the parties or allocates such expenses other than equally between the parties. Each party will bear its own attorneys' fees and expenses, unless the arbitrator finds that the claim or defense of any party was frivolous or lacked a reasonable basis in fact or law, in which case the arbitrator may assess against such party all or any part of the attorneys' fees and expenses of the other party. The determination of such arbitrator shall be final and binding upon the parties and judgment may be entered thereupon in any court having jurisdiction thereof.

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


     13.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     13.5 Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

     13.6 Assignment and Binding Effect. Neither Buyer nor either Seller may assign its or their interest in this Agreement, without the prior written consent of the other party; provided, however, the rights and obligations of Buyer hereunder may be assigned to an entity affiliated with Buyer without the prior written consent of Sellers. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Sellers and Buyer.

     13.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     13.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given:
          If to Buyer, to:

               West Virginia Bakery Acquisition Company, Inc.
               8400 Maryland Avenue
               St. Louis, Missouri 63105-3668
               Attention:  General Counsel
               Telecopy:  (314) 259-7029

          With a copy to:

               Gallop, Johnson & Neuman, L.C.
               101 South Hanley Road
               Suite 1600
               St. Louis, Missouri  63105
               Attention:  Thomas G. Lewin, Esq.
               Telecopy:  (314) 862-1219

          If to Sellers, to:

               Heiner's Bakery, Inc.
               EEE Realty, Inc.
               P.O. Box 9247
               Huntington, West Virginia  25701
               Attn:  Earl W. Heiner, Jr., President

          With a copy to:

               Jenkins, Fenstermaker, Krieger, Kayes & Agee
               1100 Coal Exchange Building
               Fourth Avenue and Eleventh Street
               Huntington, West Virginia 25701
               Attention:  Henry M. Kayes, Esq. and
                           Wesley F. Agee, Esq.
               Telecopy:  (304) 523-9279

or such other address or telecopy number as such parties may hereafter specify by notice to the other party. Each such notice, request or other communication shall be effective: (i) if given by telecopy and the appropriate acknowledgment of receipt of such telecopy is received; or (ii) if given by any other means, when delivered at the address specified in this
Section 13.8.

     13.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of West Virginia, without regard to its conflicts of law provisions or interpretations.

     13.10     No Benefit to Others.  Except as set forth in
Section 4.34 hereof, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     13.11 Incorporation of Schedules. The Schedules attached hereto shall be deemed to be incorporated in and form a part of this Agreement.

     13.12 Headings and Gender. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

     13.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     13.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.

     13.15 Effective Date. The submission of this Agreement by a party to another party for the purposes of examination and negotiation shall not be deemed an offer to sell or to purchase the Assets. This Agreement shall not be effective and binding upon the parties until this Agreement is executed by all of the parties and a fully executed counterpart of this Agreement is delivered to each party.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.




                              "Sellers"

                              HEINER'S BAKERY, INC.



                              By:


                              Title:


                              EEE REALTY, INC.



                              By:


                              Title:


                              "Buyer"

                              WEST VIRGINIA BAKERY ACQUISITION
                              COMPANY, INC.


                              By:


                              Title:

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